AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

BRYN MAWR BANK CORPORATION

AND

MIDCOAST COMMUNITY BANCORP, INC.

TABLE OF CONTENTS

ARTICLE I
CERTAIN DEFINITIONS		2

1.1.	Certain Definitions.	2

ARTICLE II
THE MERGER		10

2.1.	Merger.	10

2.2.	Effective Time.	10

2.3.	Articles of Incorporation and Bylaws.	10

2.4.	Directors and Officers of Surviving Corporation.	10

2.5.	Effects of the Merger.	10

2.6.	Tax Consequences.	11

2.7.	Possible Alternative Structures.	11

2.8.	Bank Merger.	11

2.9.	Absence of Control.	11

ARTICLE III
CONVERSION OF SHARES		12

3.1.	Conversion of MCBI Common Stock; Merger Consideration.	12

3.2.	Procedures for Exchange of MCBI Common Stock.	13

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MCBI		17

4.1.	Organization.	17

4.2.	Capitalization.	18

4.3.	Authority; No Violation.	19

4.4.	Consents.	20

4.5.	Reports, Regulatory Matters, Financial Statements.	20

4.6.	Taxes.	21

4.7.	No Material Adverse Effect.	23

4.8.	Material Contracts; Leases; Defaults.	23

4.9.	Ownership of Property; Insurance Coverage.	25

4.10.	Legal Proceedings.	27

4.11.	Compliance With Applicable Law.	27

4.12.	Employee Benefit Plans.	28

i

4.13.	Brokers, Finders and Financial Advisors.	31

4.14.	Environmental Matters.	31

4.15.	Loan Portfolio.	32

4.16.	Documents.	33

4.17.	Related Party Transactions.	33

4.18.	Deposits.	33

4.19.	Antitakeover Provisions Inapplicable; Required Vote.	33

4.20.	Registration Obligations.	34

4.21.	Risk Management Instruments.	34

4.22.	Fairness Opinion.	34

4.23.	Trust Accounts.	34

4.24.	Intellectual Property.	35

4.25.	Labor Matters.	35

4.26.	MCBI Information Supplied.	36

4.27.	Investment Securities and Commodities.	36

4.28.	Related Party Loan Transfers.	36

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BMBC		37

5.1.	Organization.	37

5.2.	Capitalization.	37

5.3.	Authority; No Violation.	38

5.4.	Consents.	39

5.5.	Financial Statements.	39

5.6.	Taxes.	41

5.7.	No Material Adverse Effect.	42

5.8.	Ownership of Property.	42

5.9.	Legal Proceedings.	42

5.10.	Compliance With Applicable Law.	42

5.11.	Employee Benefit Plans.	44

5.12.	Environmental Matters.	46

5.13.	Securities Documents.	46

5.14.	Brokers, Finders and Financial Advisors.	47

5.15.	BMBC Common Stock.	47

5.16.	BMBC Information Supplied.	47

5.17.	PBCL Sections 2538 and 2553.	47

ARTICLE VI
COVENANTS OF MCBI		48

6.1.	Conduct of Business.	48

6.2.	Current Information and Cooperation.	52

6.3.	Access to Properties and Records.	53

6.4.	Financial and Other Statements.	54

6.5.	Maintenance of Insurance.	55

6.6.	Disclosure Supplements.	55

6.7.	Consents and Approvals of Third Parties.	56

6.8.	Commercially Reasonable Efforts.	56

6.9.	Failure to Fulfill Conditions.	56

6.10.	No Solicitation.	56

6.11.	Reserves and Merger-Related Costs.	59

6.12.	MCBI/MCCB Board of Directors and Committee Meetings.	59

6.13.	MCBI/MCCB Director and Officer Agreements.	59

6.14.	Adequately Capitalized Determination.	60

6.15.	Anti-takeover Provisions.	60

6.16.	2012 Tax Returns.	60

6.17.	Transfer of Loans from MCBI to MCCB.	60

6.18.	Pre-Closing Administrative Matters Regarding Options and Warrants.	60

ARTICLE VII
COVENANTS OF BMBC		61

7.1.	Conduct of Business.	61

7.2.	Current Information.	61

7.3.	Financial and Other Statements.	62

7.4.	Disclosure Supplements.	62

7.5.	Consents and Approvals of Third Parties.	62

7.6.	Commercially Reasonable Efforts.	62

7.7.	Failure to Fulfill Conditions.	62

7.8.	Employee Benefits.	62

7.9.	Directors and Officers Indemnification and Insurance.	64

7.10.	Stock Listing.	65

7.11.	Stock and Cash Reserve.	65

7.12.	Executive Employment Agreement.	66

7.13.	Advisory Board.	66

ARTICLE VIII
REGULATORY AND OTHER MATTERS		66

8.1.	MCBI Shareholder Meeting.	66

8.2.	Proxy Statement-Prospectus.	66

8.3.	Regulatory Approvals.	67

ARTICLE IX
CLOSING CONDITIONS		68

9.1.	Conditions to Each Party’s Obligations under this Agreement.	68

9.2.	Conditions to the Obligations of BMBC under this Agreement.	69

9.3.	Conditions to the Obligations of MCBI under this Agreement.	70

ARTICLE X
THE CLOSING		70

10.1.	Time and Place.	70

10.2.	Deliveries at the Pre-Closing and the Closing.	71

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER		71

11.1.	Termination.	71

11.2.	Effect of Termination.	73

11.3.	Amendment, Extension and Waiver.	74

ARTICLE XII
MISCELLANEOUS		75

12.1.	Confidentiality.	75

12.2.	Public Announcements.	75

12.3.	Survival.	75

12.4.	Notices.	76

12.5.	Parties in Interest.	77

12.6.	Complete Agreement.	77

12.7.	Counterparts.	77

12.8.	Severability.	77

12.9.	Governing Law.	77

12.10.	Interpretation.	77

12.11.	Specific Performance; Jurisdiction.	78

Exhibit A Form of MCBI Voting Agreement
Exhibit B Form of Bank Merger Agreement
Exhibit C Form of Executive Employment Agreement

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of March 27, 2013, by and between Bryn Mawr Bank Corporation, a Pennsylvania corporation (“BMBC”), and MidCoast Community Bancorp, Inc., a Pennsylvania corporation (“MCBI”).

WHEREAS, the Board of Directors of each of BMBC and MCBI (a) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, (b) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (c) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, MCBI will merge with and into BMBC (the “Merger”), and immediately thereafter MidCoast Community Bank, a Delaware chartered bank and wholly owned subsidiary of MCBI (“MCCB”), will be merged with and into The Bryn Mawr Trust Company, a Pennsylvania chartered bank and wholly owned subsidiary of BMBC (“BMT”); and

WHEREAS, as a condition to the willingness of BMBC to enter into this Agreement, each of the directors of MCBI has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with BMBC (the “MCBI Voting Agreements”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of MCBI owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the MCBI Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“30+ Loans” shall mean loans with a principal or interest payment that is more than 30 days past due; provided, however, that “30+ Loans” shall not include Administrative Delinquencies.

“90+ Loans” shall mean loans with a principal or interest payment that is 90 days or more past due; provided, however, that “90+ Loans” shall not include Administrative Delinquencies.

“ACBB” shall mean Atlantic Central Bankers Bank.

“Adequately Capitalized” with respect to MCBI, shall have the meaning set forth in 12 C.F.R. § 208.40, and with respect to MCCB, shall have the meaning set forth in 12 C.F.R. § 325.103.

“Administrative Delinquencies” shall mean loans (a) that are current (less than 30 days delinquent), but have reached a maturity date and have not yet been extended, and (b) that are more than 30 days delinquent as a result of (i) a delay in billing by MCCB, (ii) a delay in posting payments by MCCB, or (iii) weather, hostilities, or other events not in the borrower’s control that delay the delivery of payments generally to MCCB.

“Advisory Board” shall have the meaning set forth in Section 7.13.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, together with any amendment hereto.

“Applications” shall mean the applications for regulatory approval that are required by the transactions contemplated hereby.

“Bank Merger” shall mean the merger of MCCB with and into BMT, with BMT as the surviving institution.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC, the Delaware Commissioner and the Pennsylvania Department, which regulates BMT or MCCB, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BMBC” shall mean Bryn Mawr Bank Corporation, a Pennsylvania corporation, with its principal executive offices located at 801 Lancaster Avenue, Bryn Mawr, PA 19010.

“BMBC Common Stock” shall mean the common stock, par value $1.00 per share, of BMBC.

“BMBC Compensation and Benefit Plans” shall mean all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other benefit practices, policies and arrangements maintained by BMBC or any BMBC Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of BMBC or any BMBC Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.

“BMBC Disclosure Schedule” shall mean a written disclosure schedule delivered by BMBC to MCBI specifically referring to the appropriate section of this Agreement.

“BMBC Financial Statements” shall mean the (a) the audited consolidated statements of condition (including related notes and schedules) of BMBC and subsidiaries as of December 31, 2012 and 2011 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of BMBC and subsidiaries for each of the three years ended December 31, 2012, 2011 and 2010, as set forth in BMBC’s annual report for the year ended December 31, 2012, and (b) the unaudited interim consolidated financial statements of BMBC and subsidiaries as of the end of each calendar quarter following December 31, 2012, and for the periods then ended, as filed by BMBC in its Securities Documents.

“BMBC MAE Rep” shall mean each of the representations and warranties set forth in Article V hereof, except the representations and warranties set forth in (a) the first two sentences of Section 5.1.1, (b) the first two sentences of Section 5.1.2, (c) Section 5.2.1, (d) Section 5.2.2, (e) Section 5.3.1, (f) 5.3.2 through the end of clause (i) thereof, (g) 5.5.1, (h) 5.13, and (i) 5.16.1.

“BMBC Regulatory Agreement” shall have the meaning set forth in Section 5.10.3.

“BMBC Stock Benefit Plans” shall mean the Bryn Mawr Bank Corporation 2001 Stock Option Plan, the Bryn Mawr Bank Corporation 2004 Stock Option Plan, the Bryn Mawr Bank Corporation 2007 Long-Term Incentive Plan and the Bryn Mawr Bank Corporation 2010 Long-Term Incentive Plan.

“BMBC Subsidiary” shall mean a Subsidiary of BMBC.

“BMT” shall mean The Bryn Mawr Trust Company, a Pennsylvania chartered bank, with its principal offices located at 801 Lancaster Avenue, Bryn Mawr, PA 19010, which is a wholly owned subsidiary of BMBC.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

“Certificates” shall mean certificates evidencing shares of MCBI Common Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall have the meaning assigned in the recitals of this Agreement.

“Confidentiality Agreements” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Delaware Commissioner” shall mean the Delaware Office of the State Bank Commissioner.

“Dissenting Shares” shall have the meaning set forth in Section 3.2.13.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Computershare, Inc., or such other bank or trust company or other agent designated by BMBC and reasonably acceptable to MCBI

“Exchange Agent Agreement” shall mean that certain agreement to be entered into by BMBC and the Exchange Agent pursuant to which the Exchange Agent agrees to act as agent for BMBC in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall mean 0.52, subject to adjustment as provided in Section 3.1.5 hereof.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter), shall mean those facts that are known or should have been known after due inquiry by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and in the case of MCBI shall include only those persons set forth in MCBI Disclosure Schedule 1.1, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by that Person.

“Material Adverse Effect” shall mean, with respect to BMBC or MCBI, respectively, any effect that (a) is material and adverse to the financial condition, results of operations or business of BMBC and the BMBC Subsidiaries taken as a whole, or MCBI and the MCBI Subsidiaries taken as a whole, respectively, or (b) does or would materially impair the ability of either MCBI, on the one hand, or BMBC, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect”

shall not be deemed to include the impact of (i) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or Governmental Entities, (ii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (iii) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (iv) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) economic, financial market, or geographic conditions in general, including changes in economic or financial markets, or (vii) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings projections (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), unless it uniquely affects either or both of the parties or any of their Subsidiaries.

“Material Contracts” shall have the meaning set forth in Section 4.8.3.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws. Notwithstanding the preceding sentence, Materials of Environmental Concern shall not include any naturally occurring substance, the presence or occurrence of which is a result of natural processes.

“MCCB” shall mean MidCoast Community Bank, a Delaware chartered bank, with its principal offices located at 974 Justison Street, Wilmington, DE 19801, which is a wholly owned subsidiary of MCBI.

“MCBI” shall mean MidCoast Community Bancorp, Inc., a Pennsylvania corporation, with its principal offices located at 974 Justison Street, Wilmington, DE 19801.

“MCBI Common Stock” shall mean the common stock, no par value per share, of MCBI.

“MCBI Delinquencies” shall mean (a) all loans with principal and/or interest that are 30 or more days contractually past due and still accruing, (b) all loans that are on non-accrual status, (c) OREO, (d) the aggregate amount, if any, of net loan charge-offs by MCBI between January 1, 2013 and the month-end immediately preceding the Closing Date in excess of $1 million, and (e) Troubled Debt Restructurings not otherwise included in clauses (a), (c) or (d) of this definition; provided, however, that MCBI Delinquencies shall not include any loans which are Administrative Delinquencies. For purposes of clauses (a), (b) and (e) of this definition, the aggregate amount of the loan balances included therein shall be net of any charge-offs.

“MCBI Disclosure Schedule” shall mean a written disclosure schedule delivered by MCBI to BMBC specifically referring to the appropriate section of this Agreement.

“MCBI Financial Statements” shall mean (a) the audited consolidated balance sheets (including related notes and schedules, if any) of MCBI and subsidiaries as of December 31, 2012 and 2011 and the consolidated statements of operations, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of MCBI and subsidiaries for each of the three years ended December 31, 2012, 2011 and 2010, and (b) the unaudited interim consolidated financial statements of MCBI and subsidiaries as of the end of each calendar quarter following December 31, 2012 and for the periods then ended.

“MCBI MAE Rep” shall mean each of the representations and warranties set forth in Article IV hereof, except the representations and warranties set forth in (a) the first two sentences of Section 4.1.1, (b) the first two sentences of Section 4.1.2, (c) the first three sentences of Section 4.1.3, (d) Section 4.2.1, (e) Section 4.2.2, (f) Section 4.3.1, (g) Section 4.3.2 through the end of clause (i) thereof, (h) Section 4.3.3, (i) Section 4.5.2, (j) Section 4.5.3, (k) Section 4.5.5, (l) Section 4.16, and (m) Section 4.26.1.

“MCBI Option Plans” shall mean the MCBI 2007 Stock Option Plan, as amended.

“MCBI Option” shall mean an option to purchase shares of MCBI Common Stock granted pursuant to the MCBI Option Plans and as set forth in MCBI Disclosure Schedule 4.2.1.

“MCBI Preferred Stock” shall mean the preferred stock, no par value per share, of MCBI.

“MCBI Real Property” shall mean a parcel of real estate owned or leased by MCBI or an MCBI Subsidiary.

“MCBI Recommendation” shall have the meaning set forth in Section 8.1.

“MCBI Regulatory Reports” shall mean the Consolidated Report of Condition and Income of MCCB and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2011, through the Closing Date, and all reports filed with the FRB by MCBI from December 31, 2011 through the Closing Date.

“MCBI Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“MCBI Subsidiary” shall mean a Subsidiary of MCBI.

“MCBI Warrant” shall mean a warrant to purchase shares of MCBI Common Stock as set forth in MCBI Disclosure Schedule 4.2.1.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall mean such number of shares or fraction of a share, as the case may be, of BMBC Common Stock as is equal to the Exchange Ratio, subject to adjustment as provided in Sections 3.1.5 hereof.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of BMBC Common Stock to be offered to holders of MCBI Common Stock in connection with the Merger.

“Nasdaq” shall mean the NASDAQ Global Market of the NASDAQ Stock Market.

“OREO” shall mean real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures.

“PBCL” shall mean the Pennsylvania Business Corporation Law.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pennsylvania Department” shall mean the Pennsylvania Department of Banking and Securities.

“Pension Plan” shall have the meaning set forth in Section 4.12.2.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Phase I” shall mean a Phase I Environmental Site Assessment performed in accordance with ASTM E1527-05 and/or the “all appropriate inquiry” standards set forth at 40 C.F.R. Part 312.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Approvals” shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, prospectuses, proxy or information statements, registration statements and all other documents filed, or required to be filed, by BMBC with the SEC pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Subsidiary” shall mean a corporation, limited liability company, partnership, trust, joint venture or other entity in which a Person owns, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean January 1, 2014.

“Tax” shall mean any tax, including any fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign Taxing Authority, including: (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real, personal or intangible property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, estimated, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, recording, transfer and gains taxes; (b) interest, penalties, additional taxes and additions to tax imposed; and (c) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, estimates, elections, agreements, statements, declarations of estimated tax, information returns or other documents of any nature or kind, relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto and amendments thereof, and including any information returns or reports with respect to backup withholding and other payments to third parties.

“Taxing Authority” shall mean any Governmental Entity responsible for the imposition or collection of any Taxes, whether domestic or foreign.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring” (ASC 310-40), or any successor thereto.

Other terms used herein are defined in the recitals and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) MCBI shall merge with and into BMBC, with BMBC as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of MCBI shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of MCBI shall be vested in and assumed by BMBC. As part of the Merger, each share of MCBI Common Stock (other than Treasury Stock) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof. The Bank Merger shall be consummated immediately after the Merger.

2.2. Effective Time.

The closing (“Closing”) shall occur no later than the close of business on the thirtieth calendar day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of Articles of Merger with the Pennsylvania Department of State on the day of the Closing (the “Closing Date”), in accordance with the PBCL. The “Effective Time” shall mean the date and time upon which the Articles of Merger are filed with the Department of State of the Commonwealth of Pennsylvania, or as otherwise stated in the Articles of Merger, in accordance with the PBCL.

2.3. Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of BMBC as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Corporation.

The directors of BMBC immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of BMBC immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBCL.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither BMBC, MCBI nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. BMBC and MCBI each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion.

2.7. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time BMBC shall be entitled to revise the structure of the Merger or the Bank Merger, including by merging MCBI into a wholly-owned Subsidiary of BMBC; provided that (a) any such Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement (b) there are no adverse federal or state income tax or other adverse tax consequences to MCBI shareholders as a result of the modification; (c) the consideration to be paid to the holders of MCBI Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (d) such modification will not delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger and the Bank Merger, otherwise delay or jeopardize the satisfaction of any condition to Closing set forth in Article IX or otherwise adversely affect MCBI or the holders of MCBI Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8. Bank Merger.

BMBC and MCBI shall use their reasonable best efforts to cause the Bank Merger to occur as soon as practicable after the Effective Time. In addition, following the execution and delivery of this Agreement, BMBC will cause BMT, and MCBI will cause MCCB, to execute and deliver the Agreement and Plan of Merger substantially in the form attached to this Agreement as Exhibit B.

2.9. Absence of Control.

Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that BMBC by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, MCBI or to exercise, directly or indirectly, a controlling influence over the management or policies of MCBI.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of MCBI Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of BMBC, MCBI or the holders of any of the shares of MCBI Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. BMBC Shares. Each share of BMBC Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. Cancelled MCBI Shares. All shares of MCBI Common Stock and MCBI Preferred Stock held in the treasury of MCBI (“Treasury Stock”) and each share of MCBI Common Stock owned by BMBC immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Merger Consideration. Subject to the provisions of this Article III, each share of MCBI Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock), except as to Dissenting Shares, shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive the Merger Consideration, subject to adjustment in accordance with Sections 3.1.5 hereof.

3.1.4. Rights of MCBI Shares Post-Effective Time. After the Effective Time, shares of MCBI Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, except as to Dissenting Shares, and shall thereafter by operation of this section represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by MCBI on such shares of MCBI Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.5. Stock Splits, Etc. In the event BMBC changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of BMBC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding BMBC Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided that no such adjustment shall be made with regard to BMBC Common Stock if BMBC issues additional shares of BMBC Common Stock and receives fair market value consideration for such shares.

3.1.6. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BMBC Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to BMBC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BMBC. In lieu of the issuance of any such fractional share, BMBC shall pay to each former shareholder of MCBI who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest cent), determined by multiplying (a) the fraction of a share (after taking into account all shares of MCBI Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of BMBC Common Stock to which such holder would otherwise have been entitled to receive pursuant to Section 3.1, and (b) the average of the daily closing sales prices of a share of BMBC Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the fifth day prior to the Closing Date. For purposes of determining any fractional share interest, all shares of MCBI Common Stock owned by an MCBI shareholder shall be combined so as to calculate the maximum number of whole shares of BMBC Common Stock issuable to such MCBI shareholder.

3.2. Procedures for Exchange of MCBI Common Stock.

3.2.1. Deposit of Merger Consideration. At or prior to the Effective Time, BMBC shall deposit, or shall cause to be deposited, with the Exchange Agent (a) certificates representing the number of shares of BMBC Common Stock sufficient to deliver, and BMBC shall instruct the Exchange Agent to timely deliver, the aggregate Merger Consideration (together with cash in lieu of fractional shares), and (b) to the extent then determinable, any cash payable in connection with the Warrant Cash-Out Payments pursuant to Section 3.2.12 (collectively, the “Exchange Fund”) and BMBC shall instruct the Exchange Agent to timely pay the aggregate Merger Consideration (including cash in lieu of fractional shares) and the Warrant Cash-Out Payments, in accordance with this Agreement.

3.2.2. Exchange of Certificates. BMBC shall cause the Exchange Agent, within five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates, a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration (including cash in lieu of fractional shares), if any, into which the MCBI Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall be subject to the approval of MCBI (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (a) a certificate representing that number of shares of BMBC Common Stock (if any) to which such former holder of MCBI Common Stock shall have become entitled pursuant to the provisions of Section 3.1 hereof and (b) a check representing the amount of cash (if any) payable in lieu of fractional shares of BMBC Common Stock (rounded to the nearest whole cent), to which such former holder of MCBI Common Stock shall have become entitled pursuant to the provisions of Section 3.1 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

3.2.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding MCBI Common Stock shall have no rights, after the Effective Time, with respect to such MCBI Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions with respect to BMBC Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of BMBC Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Section 3.2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of BMBC Common Stock represented by such Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of BMBC Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the BMBC Common Stock issuable with respect to such Certificate.

3.2.4. Surrender by Persons Other than Record Holders. In the event of a transfer of ownership of a Certificate representing MCBI Common Stock that is not registered in the stock transfer records of MCBI, the proper amount of cash and/or shares of BMBC Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such MCBI Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of BMBC that the Tax has been paid or is not applicable.

3.2.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of MCBI of the shares of MCBI Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of MCBI Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration (including cash in lieu of fractional shares) to be issued or paid in consideration therefor in accordance with the procedures set forth in Section 3.2.

3.2.6. Return of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of MCBI as of the first anniversary of the Effective Time may, to the extent permitted by applicable law, be paid to BMBC. In such event, any former shareholders of MCBI who have not theretofore complied with this Section 3.2 shall thereafter look only to BMBC with respect to the Merger Consideration (including cash in lieu of any fractional shares) and any unpaid dividends and distributions on the BMBC Common Stock deliverable in respect of each share of MCBI Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BMBC, MCBI, the Exchange Agent or any other person shall be liable to any former holder of shares of MCBI Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.2.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by BMBC or the Exchange Agent, the posting by such person of a bond in such amount as BMBC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.2.8. Withholding Rights. BMBC or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of MCBI Common Stock such amounts as BMBC (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by BMBC or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the MCBI Common Stock in respect of whom such deduction and withholding were made by BMBC or the Exchange Agent.

3.2.9. Treatment of MCBI Options. MCBI Disclosure Schedule 3.2.9 sets forth all of the outstanding MCBI Options as of the date hereof, which schedule includes, for each option grant, the name of the individual grantee, the date of grant, the exercise price, the vesting schedule and the expiration date.

(A) At the Effective Time, all MCBI Options which are outstanding and unexercised immediately prior thereto shall become fully vested and exercisable and be converted, in their entirety, automatically into fully vested and exercisable options to purchase shares of BMBC Common Stock (the “Continuing Options”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of MCBI Option Plans):

(1) The number of shares of BMBC Common Stock to be subject to the Continuing Options shall be equal to the product of the number of shares of MCBI Common Stock subject to the MCBI Options and the Exchange Ratio; provided that any fractional shares of BMBC Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

(2) The exercise price per share of BMBC Common Stock under the Continuing Options shall be equal to the exercise price per share of MCBI Common Stock under the MCBI Options divided by the Exchange Ratio; provided that such exercise price shall be rounded down to the nearest cent.

The adjustment provided herein with respect to each option, whether or not an “incentive stock option” (as defined in Section 422 of the Code), shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the Continuing Options shall be the same as the MCBI Options, except that all references to MCBI shall be deemed to be references to BMBC.

(B) At all times after the Effective Time, BMBC shall reserve for issuance such number of shares of BMBC Common Stock as necessary so as to permit the exercise of Continuing Options in the manner contemplated by this Agreement and in the instruments pursuant to which such options were granted.

3.2.10. Exercise of Continuing Options. Continuing Options may be exercised in accordance with the terms of the MCBI Options in effect immediately prior to the Effective Time, subject to applicable law and regulation.

3.2.11. Reservation of Shares. BMBC shall reserve for issuance a sufficient number of shares of the BMBC Common Stock for the purpose of issuing shares of BMBC Common Stock to the MCBI shareholders in accordance with this Article III.

3.2.12. Warrants. MCBI Disclosure Schedule 3.2.12 sets forth all of the outstanding MCBI Warrants as of the date hereof, which schedule includes, for each warrant grant, the name of the individual grantee, the date of grant, the exercise price, the vesting schedule and the expiration date. At the Effective Time, each MCBI Warrant outstanding as of immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive with respect to such MCBI Warrant only a cash payment from BMBC with respect to the MCBI Warrant equal to the product obtained by multiplying (a) the excess, if any, of $12.00 minus the exercise price per share of such MCBI Warrant, by (b) the number of shares of MCBI Common Stock issuable upon exercise of such MCBI Warrant (the aggregate of such cash payments, the “Warrant Cash-Out Payments”). MCBI Warrants which have an exercise price per share equal to or greater than $12.00 shall be cancelled as of the Effective Time without the payment of any consideration.

3.2.13. Dissenter’s Rights.

(A) Each outstanding share of MCBI Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the PBCL. MCBI shall give BMBC prompt notice upon receipt by MCBI of any such demands for payment of the fair value of such shares of MCBI Common Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of the PBCL (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and BMBC shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. MCBI shall not, except with the prior written consent of BMBC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the PBCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

(B) If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of MCBI Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of MCBI Common Stock of such holder shall be entitled to receive the Merger Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MCBI

MCBI represents and warrants to BMBC that the statements contained in this Article IV are true and correct as of the date hereof and thereafter as of all times up to and including the Effective Time, subject to such qualifications and exceptions as are set forth in the MCBI Disclosure Schedules delivered by MCBI to BMBC on the date hereof. MCBI has made a good faith effort to ensure that the disclosure on each schedule of the MCBI Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the MCBI Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of MCBI shall include the Knowledge of MCCB and each of the other MCBI Subsidiaries.

4.1. Organization.

4.1.1. MCBI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. MCBI has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.1.2. MCCB is a bank duly organized and validly existing and in good standing under the laws of the State of Delaware. MCCB has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the State of Delaware and any other jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of MCCB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by MCCB when due. MCCB is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.1.3. MCBI Disclosure Schedule 4.1.3 sets forth each MCBI Subsidiary. Each MCBI Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each MCBI Subsidiary has the requisite corporate or other entity power and authority to carry on its business as now conducted. Each MCBI Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.1.4. The respective minute books of MCBI and each MCBI Subsidiary accurately record all material corporate or other entity actions of their respective shareholders and boards of directors, or their other entity equivalents, (including committees).

4.1.5. Prior to the date of this Agreement, MCBI has made available to BMBC true and correct copies of the articles of incorporation, charter and bylaws, or their other entity equivalents, of MCBI and the MCBI Subsidiaries, each as in effect as of the date hereof.

4.2. Capitalization.

4.2.1. The authorized capital stock of MCBI consists of 14,000,000 shares of common stock, no par value per share, of which 2,606,900 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 1,000,000 shares of preferred stock, no par value per share, of which zero shares are outstanding. There are 2,250 shares of MCBI Common Stock and no shares of MCBI Preferred Stock held by MCBI as Treasury Stock. Neither MCBI nor any MCBI Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of MCBI Common Stock, or any other security of MCBI or an MCBI Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of MCBI Common Stock or any other security of MCBI or any MCBI Subsidiary, or pursuant to which MCBI or any MCBI Subsidiary is or could be required to register shares of MCBI capital stock or other securities under the Securities Act, other than (a) shares issuable under the MCBI Option Plans and (b) the warrants listed on MCBI Disclosure Schedule 4.2.1. MCBI Disclosure Schedule 4.2.1 sets forth the name of each holder of options or warrants to purchase MCBI Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options or warrants, the grant and vesting dates, and the exercise price relating to the options or warrants held.

4.2.2. Except as disclosed in MCBI Disclosure Schedule 4.2.2, MCBI owns all of the capital stock of MCCB, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the MCBI Subsidiaries and as disclosed in MCBI Disclosure Schedule 4.2.2, MCBI does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of MCBI Subsidiaries, equity interests held by MCBI Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of MCBI Subsidiaries, including stock in the FHLB. Except as disclosed in MCBI Disclosure Schedule 4.2.2, either MCBI or MCCB, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each MCBI Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

4.2.3. Except as set forth on MCBI Disclosure Schedule 4.2.3, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of MCBI Common Stock.

4.2.4. MCBI Disclosure Schedule 4.2.4 sets forth MCBI’s and all MCBI Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than an MCBI Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.

4.3. Authority; No Violation.

4.3.1. MCBI has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by MCBI’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MCBI and the consummation by MCBI of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of MCBI, and no other corporate proceedings on the part of MCBI, except for the approval of the MCBI shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by MCBI, and subject to approval by the shareholders of MCBI and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by BMBC, constitutes the valid and binding obligation of MCBI, enforceable against MCBI in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.3.2. Subject to receipt of Regulatory Approvals and MCBI’s and BMBC’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of MCBI, (a) the execution and delivery of this Agreement by MCBI, (b) the consummation of the transactions contemplated hereby, and (c) compliance by MCBI with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws, or other similar organizational or governing document of MCBI or any MCBI Subsidiary or the charter and bylaws of MCCB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MCBI or any MCBI Subsidiary or any of their respective properties or assets; (iii) except as disclosed in MCBI Disclosure Schedule 4.3.2, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of MCBI or any MCBI Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; (iv) cause BMBC to become subject to, or to become liable for, the payment of any tax; or (v) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by MCBI or any MCBI Subsidiary.

4.3.3. The MCBI Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of MCBI and its shareholders, has recommended that MCBI’s shareholders vote in favor of the Merger, on the terms and conditions set forth in this Agreement, and has directed that the Merger, on the terms and conditions set forth in this Agreement, be submitted to MCBI’s shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at a duly held meeting of such shareholders, no other proceedings on the part of MCBI are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

4.4. Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania, and (c) the approval of this Agreement by the requisite vote of the shareholders of MCBI, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity by MCCB or MCBI are necessary, and no consents, waivers or approvals of, or filings or registrations by MCCB or MCBI with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by MCBI, and (y) the completion of the Merger and the Bank Merger by MCBI and the other transactions contemplated by this Agreement. MCBI has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

4.5. Reports, Regulatory Matters, Financial Statements.

4.5.1. MCBI has previously made available to BMBC the MCBI Regulatory Reports. The MCBI Regulatory Reports have been prepared in all respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements. MCBI has previously made available to BMBC the MCBI Regulatory Reports.

4.5.2. MCBI has previously made available to BMBC the MCBI Financial Statements. The MCBI Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), the consolidated financial position, results of operations and cash flows of MCBI and the MCBI Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved.

4.5.3. At the date of each balance sheet included in the MCBI Financial Statements or the MCBI Regulatory Reports, neither MCBI nor MCCB, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such MCBI Financial Statements or MCBI Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes. All books and records, including the MCBI Financial Statements, of MCBI and the MCBI Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

4.5.4. The records, systems, controls, data and information of MCBI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MCBI or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls maintained by MCBI and its Subsidiaries.

4.5.5. Since December 31, 2012, (a) neither MCBI nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of MCBI or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of MCBI or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that MCBI or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing MCBI or any of its Subsidiaries, whether or not employed by MCBI or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by MCBI or any of its officers, directors, employees or agents to the Board of Directors of MCBI or any committee thereof or to any director or officer of MCBI.

4.6. Taxes.

4.6.1. MCBI and the MCBI Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). MCBI and each MCBI Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to MCBI and every MCBI Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects and prepared in substantial compliance with all applicable laws and regulations) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from MCBI and any MCBI Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the Closing Date other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the MCBI Financial Statements, or (c) have not yet been fully determined. Neither MCBI nor any MCBI Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in MCBI Disclosure Schedule 4.6.1, as of the date of this Agreement, there is no audit examination, deficiency assessment, Tax investigation, administrative or judicial proceedings or refund litigation with respect to any Taxes of MCBI or any MCBI Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where MCBI or any MCBI Subsidiary does not file Tax Returns that MCBI or any MCBI Subsidiary is subject to Tax in that jurisdiction. MCBI and the MCBI Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. MCBI and each MCBI Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and MCBI and each MCBI Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns of MCBI and each MCBI Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2006.

4.6.2. The unpaid Taxes of the MCBI and the MCBI Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the MCBI Financial Statements and (b) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of the Company in filing its Tax Returns. Since December 31, 2012, neither MCBI nor any MCBI Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.

4.6.3. Neither MCBI, MCBI Subsidiary or any director or officer (or employee responsible for Tax matters) of MCBI or any MCBI Subsidiary expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Neither MCBI nor any MCBI Subsidiary has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where MCBI or any MCBI Subsidiary have not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against MCBI or any MCBI Subsidiary. Neither MCBI nor any MCBI Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither MCBI nor any MCBI Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was MCBI) and neither MCBI nor any MCBI Subsidiary has any liability for the Taxes of any Person (other than MCBI or any MCBI Subsidiary) under Section 1.1502-6 of the income tax regulations promulgated under the Code (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. There has not been an ownership change, as defined in Section 382(g) of the Code, of MCBI or any MCBI Subsidiary that occurred during or after any taxable period in which the Company incurred an operating loss that carries over to any taxable period ending after the fiscal year of MCBI or any MCBI Subsidiary immediately preceding the date of this Agreement.

4.6.4. Neither MCBI nor any MCBI Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither MCBI nor any MCBI Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither MCBI nor any MCBI Subsidiary is or has been a party to any ‘‘reportable transaction,’’ as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the income tax regulations promulgated under the Code. Neither MCBI nor any MCBI Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Neither MCBI nor any MCBI Subsidiary owns an interest in any (a) single member limited liability company or other entity that is treated as a disregarded entity, (b) controlled foreign corporation (as defined in section 957 of the Code), (c) passive foreign investment company (as defined in section 1297 of the Code) or (d) other entity the income of which is or could be required to be included in the income of the MCBI nor any MCBI Subsidiary. Neither MCBI nor any MCBI Subsidiary is or ever has been a “personal holding Company” as defined in Section 542 of the Code.

4.6.5. Neither MCBI nor any MCBI Subsidiary has disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code. None of the assets of MCBI or any MCBI Subsidiary is property which MCBI or any MCBI Subsidiary is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of the MCBI or any MCBI Subsidiary directly or indirectly, secures any debt the interest on which is tax exempt under Section 103(a) of the Code. Neither MCBI nor any MCBI Subsidiary presently hold assets for which an election under Section 108(b)(5) of the Code was made. None of the assets of MCBI or any MCBI Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code. No excess loss account exists with respect to any MCBI Subsidiary. MCBI and each MCBI Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and MCBI has no Knowledge that the IRS has proposed such adjustment in accounting method. Except as described in the MCBI Disclosure Schedule 4.6.5, the acquisition of the MCBI Common Stock and the other transactions contemplated by this Agreement will not be a factor causing any payments to be made by MCBI and each MCBI Subsidiary not to be deductible (in whole or in part) pursuant to Sections 280G, 404 or 162(m) of the Code (or any corresponding provisions of state, local, or non-U.S. Tax law). There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by MCBI or a MCBI Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to the MCBI and each MCBI Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of MCBI and each MCBI Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.

4.6.6. Each of MCBI and the MCBI Subsidiaries operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the income tax regulations promulgated under the Code.

4.7. No Material Adverse Effect.

MCBI has not suffered any Material Adverse Effect since December 31, 2012 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on MCBI.

4.8. Material Contracts; Leases; Defaults.

4.8.1. Except as set forth in MCBI Disclosure Schedule 4.8.1, neither MCBI nor any MCBI Subsidiary is a party to or subject to: (a) any employment, consulting or severance contract, “change in control” or termination contract or arrangement with any past or present officer, director, employee or independent contractor of MCBI or any MCBI Subsidiary, except for “at will” arrangements; (b) any agreement containing provisions relating to non-competition, employee non-solicitation, customer or client non-solicitation or no-piracy, confidentiality or any other such restrictive covenants; (c) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or independent contractors of MCBI or any MCBI Subsidiary; (d) any collective bargaining agreement with any labor union relating to employees of MCBI or any MCBI Subsidiary; (e) any agreement which by its terms limits the payment of dividends by MCBI or any MCBI Subsidiary; (f) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which MCBI or any MCBI Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to BMBC or any BMBC Subsidiary; (g) any other agreement, written or oral, that obligates MCBI or any MCBI Subsidiary for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), (h) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits the conduct of business by MCBI or any MCBI Subsidiary; (i) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code; (j) any lease for real property; (k) any contract or arrangement with any broker-dealer or investment adviser; (l) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; (m) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or (n) any other material agreement.

4.8.2. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in MCBI Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither MCBI nor any MCBI Subsidiary is in default in any respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.8.3. True and correct copies of the agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 (“Material Contracts”) have been made available to BMBC on or before the date hereof, and are valid, binding and in full force and effect on the date hereof and neither MCBI nor any MCBI Subsidiary (nor, to the Knowledge of MCBI, any other party to any such contract, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any Material Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of MCBI or any of the MCBI Subsidiaries under any Material Contract. Except as listed on MCBI Disclosure Schedule 4.8.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

4.8.4. Except as listed on MCBI Disclosure Schedule 4.8.4, since December 31, 2012, through and including the date of this Agreement, neither MCBI nor any MCBI Subsidiary has (a) except for (i) normal increases for employees made in the ordinary course of business consistent with past practice, or (ii) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2012 (which amounts have been previously made available to BMBC), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on MCBI Disclosure Schedule 4.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (b) granted any options to purchase shares of MCBI Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under MCBI Option Plans, (c) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (d) made any election for federal or state income tax purposes, (e) made any change in the credit policies or procedures of MCBI or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (f) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (g) entered into any lease of real or personal property requiring annual payments in excess of $50,000, (h) except as required by GAAP or a Governmental Entity, changed any accounting methods, principles or practices of MCBI or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (i) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9. Ownership of Property; Insurance Coverage.

4.9.1. MCBI and each MCBI Subsidiary has good and, as to real property, marketable title to all assets and properties owned by MCBI or each MCBI Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the MCBI Regulatory Reports and in the MCBI Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB or ACBB, inter-bank credit facilities, or any transaction by an MCBI Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the MCBI Financial Statements. MCBI and the MCBI Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by MCBI and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither MCBI or any MCBI Subsidiary is in default under any lease for any real or personal property to which either MCBI or any MCBI Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default. MCBI is not a party to any agreement pursuant to which it has securitized any of its assets.

4.9.2. With respect to all agreements pursuant to which MCBI or any MCBI Subsidiary has purchased securities subject to an agreement to resell, if any, MCBI or such MCBI Subsidiary, as the case may be, has a valid, perfected, first priority lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.9.3. MCBI and each MCBI Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither MCBI nor any MCBI Subsidiary, except as disclosed in MCBI Disclosure Schedule 4.9.3, has received notice from any insurance carrier during the past five years that (a) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (b) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as set forth on Schedule 4.9.3, there are presently no claims pending under such policies of insurance and no notices have been given by MCBI or any MCBI Subsidiary under such policies (other than with respect to health or disability insurance). MCBI and all MCBI Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations. All such insurance is valid and enforceable and in full force and effect, and within the last three years MCBI and each MCBI Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. MCBI Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by MCBI and each MCBI Subsidiary as well as the other matters required to be disclosed under this Section.

4.9.4. All real property owned by MCBI or an MCBI Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the Knowledge of MCBI, threatened condemnation proceedings against such real property. MCBI and the applicable MCBI Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.

Insurance is currently maintained on all property, including all owned real property, in amounts, scope and coverage reasonably necessary for its operations. Neither MCBI nor any MCBI Subsidiary has received any written notice of termination, nonrenewal or premium adjustment for such policies.

4.10. Legal Proceedings.

Except as listed on MCBI Disclosure Schedule 4.10, neither MCBI nor any MCBI Subsidiary is a party to any, and there are no pending or, to MCBI’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against MCBI or any MCBI Subsidiary, (b) to which MCBI or any MCBI Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, (d) which could adversely affect the ability of MCBI or MCCB to perform under this Agreement, or (e) which would be reasonably likely to materially impair MCBI’s or any MCBI’s Subsidiary’s ability to operate its business as currently conducted or proposed to be conducted post-Merger.

4.11. Compliance With Applicable Law.

4.11.1. Each of MCBI and each MCBI Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Pennsylvania Banking Code of 1965, Title 5 (Banking) of the Delaware Code, the Federal Reserve Act, the FDIA, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither MCBI nor any MCBI Subsidiary has received any written notice to the contrary. The Board of Directors of MCCB has adopted and MCCB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

4.11.2. Each of MCBI and each MCBI Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of MCBI, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.11.3. Other than those listed on MCBI Disclosure Schedule 4.11.3, for the period beginning January 1, 2011, neither MCBI nor any MCBI Subsidiary has received any written notification or other communication from any Bank Regulator (a) asserting that MCBI or any MCBI Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring, or threatening to require, MCBI or any MCBI Subsidiary, or indicating that MCBI or any MCBI Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of MCBI or any MCBI Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of MCBI or any MCBI Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “MCBI Regulatory Agreement”). Except as disclosed on MCBI Disclosure Schedule 4.11.3, neither MCBI nor any MCBI Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to MCCB as to compliance with the CRA is “satisfactory” or better. There are no unresolved violations, criticism, or exception by any Regulatory Authority with respect to any MCBI Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon MCBI or any MCBI Subsidiary or the assets of MCBI or any MCBI Subsidiary.

4.11.4. MCBI Disclosure Schedule 4.11.4 sets forth, as of February 28, 2013, a schedule of all executive officers and directors of MCBI who have outstanding loans from MCBI or MCCB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.11.5. None of MCBI’s or MCBI Subsidiary’s officers, directors, managers, members, employees, partners or independent contractors, has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal or improper conduct that has led to any fine, penalty, sanction or liability. MCBI has no Knowledge of any actual, possible or proposed disciplinary action by any Governmental Entity against any of MCBI’s or any MCBI Subsidiary’s officers, directors, managers, members, partners, employees or independent contractors.

4.12. Employee Benefit Plans.

4.12.1. MCBI Disclosure Schedule 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other benefit practices, policies and arrangements maintained by MCBI or any MCBI Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of MCBI or any MCBI Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “MCBI Compensation and Benefit Plans”). Neither MCBI nor any MCBI Subsidiary has any commitment to create any additional MCBI Compensation and Benefit Plan or to modify, change or renew any existing MCBI Compensation and Benefit Plan, except as required to maintain the qualified status thereof. MCBI has made available to BMBC true and correct copies of the agreements or other documents establishing and evidencing the MCBI Compensation and Benefit Plans.

4.12.2. Except as disclosed in MCBI Disclosure Schedule 4.12.2, each MCBI Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act of 1967, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each MCBI Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and MCBI is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of MCBI, threatened action, suit or claim relating to any of the MCBI Compensation and Benefit Plans (other than routine claims for benefits). Neither MCBI nor any MCBI Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any MCBI Compensation and Benefit Plan that would reasonably be expected to subject MCBI or any MCBI Subsidiary to an unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

4.12.3. Neither MCBI nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “MCBI ERISA Affiliate”) since the effective date of ERISA maintains or ever maintained or participated in a plan subject to Title IV of ERISA, or contributes to, contributed to, is obligated to contribute to or was ever obligated to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither MCBI, nor any MCBI ERISA Affiliate, nor any MCBI Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which MCBI, any MCBI ERISA Affiliate, and any MCBI Compensation and Benefit Plan, or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.12.4. All contributions required to be made under the terms of any MCBI Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on MCBI’s consolidated financial statements to the extent required by GAAP. MCBI and each MCBI Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable MCBI Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.12.5. Neither MCBI nor any MCBI Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, except as set forth in MCBI Disclosure Schedule 4.12.5, under any MCBI Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in MCBI Disclosure Schedule 4.12.5, there has been no communication to employees by MCBI or any MCBI Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

4.12.6. MCBI and its Subsidiaries do not maintain any MCBI Compensation and Benefit Plans covering employees who are not United States residents.

4.12.7. With respect to each MCBI Compensation and Benefit Plan, if applicable, MCBI has provided or made available to BMBC copies of the: (a) trust instruments and insurance contracts; (b) three most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c) three most recent financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests.

4.12.8. Except as provided in MCBI Disclosure Schedule 4.12.8 and in Section 3.2.9, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b) result in any increase in benefits payable under any MCBI Compensation and Benefit Plan, or (c) entitle any current or former employee, director or independent contractor of MCBI or any MCBI Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.12.9. Except as disclosed in MCBI Disclosure Schedule 4.12.9, neither MCBI nor any MCBI Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.12.10. Except as disclosed in MCBI Disclosure Schedule 4.12.10, all deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

4.12.11. Except as disclosed in MCBI Disclosure Schedule 4.12.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the MCBI Compensation and Benefit Plans or otherwise as of the date hereof.

4.12.12. MCBI Disclosure Schedule 4.12.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees of MCCB or MCBI, their title and rate of salary, and their date of hire.

4.13. Brokers, Finders and Financial Advisors.

Neither MCBI nor any MCBI Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Griffin Financial Group, LLC (“Griffin”) by MCBI and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Griffin, setting forth the fee payable to Griffin for its services rendered to MCBI in connection with the Merger and transactions contemplated by this Agreement, has been provided to BMBC.

4.14. Environmental Matters.

4.14.1. Except as may be set forth in MCBI Disclosure Schedule 4.14, with respect to MCBI and each MCBI Subsidiary:

(A) Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it during the period of such ownership or operation by MCBI or any MCBI Subsidiary, or to MCBI’s Knowledge at any other time, (including Participation Facilities, as hereinafter defined) including, without limitation, in a fiduciary or agency capacity, or, to MCBI’s Knowledge, any property on which it holds a lien, results or resulted in a violation of or gives rise to any potential liability under, any Environmental Laws that is reasonably likely to impose a liability (including a remediation obligation) upon MCBI or any MCBI Subsidiary. To the Knowledge of MCBI, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability to MCBI or any MCBI Subsidiary by reason of any Environmental Laws. Neither MCBI nor any MCBI Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that MCBI or any MCBI Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by any of them, is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon MCBI or any MCBI Subsidiary;

(B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to MCBI’s Knowledge, threatened, before any court, governmental agency or other forum against MCBI or any MCBI Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by MCBI or any MCBI Subsidiary;

(C) To MCBI’s Knowledge, there are no underground storage tanks on, in or under any properties currently owned or operated by MCBI or any of the MCBI Subsidiaries, and to MCBI’s Knowledge no underground storage tanks have been closed or removed from any properties owned or operated by MCBI or any of the MCBI Subsidiaries or any Participation Facility except in compliance with Environmental Laws; and

(D) “Participation Facility” shall mean any facility in which MCBI or any of the MCBI Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.

4.15. Loan Portfolio.

4.15.1. The allowance for loan losses reflected in MCBI’s audited consolidated balance sheet at December 31, 2012 was, and the allowance for loan losses shown on the balance sheets in MCBI’s Financial Statements for periods ending after December 31, 2012 was, adequate, as of the dates thereof, under GAAP.

4.15.2. MCBI Disclosure Schedule 4.15.2 sets forth a listing, as of February 28, 2013, by name and account, of: (a) all loans (including loan participations) of MCCB or any other MCBI Subsidiary that have been accelerated during the past twelve months; (b) all loan commitments or lines of credit of MCCB or any other MCBI Subsidiary which have been terminated by MCCB or any other MCBI Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified MCCB or any other MCBI Subsidiary during the past twelve months of, or has asserted against MCCB or any other MCBI Subsidiary, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party which has given MCCB or any other MCBI Subsidiary any oral notification of, or orally asserted to or against MCCB or any other MCBI Subsidiary, any such claim; (d) all loans, (i) that are contractually past due 60 days or more in the payment of principal and/or interest, (ii) that are on non-accrual status, (iii) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (iv) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (v) that qualify as Troubled Debt Restructurings, or (vi) where a specific reserve allocation exists in connection therewith, and (e) all assets classified by MCCB or any MCCB Subsidiary OREO, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.15.3. All loans receivable (including discounts) and accrued interest entered on the books of MCBI and the MCBI Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of MCBI’s or the appropriate MCBI Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be. Except for loan participations listed on MCBI Disclosure Schedule 4.15.3, the loans, discounts and the accrued interest reflected on the books of MCBI and the MCBI Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

4.16. Documents.

MCBI has made available to BMBC copies of its annual reports and proxy materials used or for use in connection with its meetings of shareholders, each since the inception of MCBI.

4.17. Related Party Transactions.

Except as set forth in MCBI Disclosure Schedule 4.17 or MCBI Disclosure Schedule 4.11.4, neither MCBI nor any MCBI Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of MCBI or any MCBI Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB). No loan or credit accommodation to any Affiliate of MCBI or any MCBI Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither MCBI nor any MCBI Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by MCBI is inappropriate.

4.18. Deposits.

As of the date of this Agreement, none of the deposits of MCBI or any MCBI Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.19. Antitakeover Provisions Inapplicable; Required Vote.

MCBI and its Subsidiaries have taken all actions required to exempt BMBC, BMT, the Merger, the Bank Merger, the Agreement and the transactions contemplated hereby from any provisions of an anti-takeover nature contained in MCBI’s or its Subsidiaries’ organizational documents, and the provisions of any applicable federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations, including provisions of such nature set forth in Chapter 25 of the PBCL. The affirmative vote of a majority of the votes cast by holders of MCBI Common Stock entitled to vote at a duly held meeting of such shareholders is required to approve this Agreement and the Merger under MCBI’s articles of incorporation and the PBCL.

4.20. Registration Obligations.

Neither MCBI nor any MCBI Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21. Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for MCBI’s own account, or for the account of one or more of MCBI’s Subsidiaries or their customers (all of which are set forth in MCBI Disclosure Schedule 4.21), were entered into in the ordinary course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of MCBI or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither MCBI nor any MCBI Subsidiary, nor to the Knowledge of MCBI any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.

4.22. Fairness Opinion.

MCBI has received an oral opinion from Griffin to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of MCBI pursuant to this Agreement is fair to such shareholders from a financial point of view, which opinion will be confirmed in a writing dated as of the date of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23. Trust Accounts.

MCCB and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. None of MCCB, any other MCBI Subsidiary, or any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.24. Intellectual Property.

Except as set forth in MCBI Disclosure Schedule 4.24, MCBI and each MCBI Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks, and (b) is a party to valid and binding licenses for any software, which are required for MCBI and each MCBI Subsidiary to conduct their respective businesses as currently conducted. Except as set forth in MCBI Disclosure Schedule 4.24, neither MCBI nor any MCBI Subsidiary has received any notice or has any Knowledge of any conflict with respect any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by MCBI or any MCBI Subsidiary in their respective businesses as currently conducted. MCBI and each MCBI Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing. Except as set forth in MCBI Disclosure Schedule 4.24, to the Knowledge of MCBI and each MCBI Subsidiary, (a) the conduct of the business of MCBI and each MCBI Subsidiary as currently conducted or proposed to be conducted does not infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, and (b) no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of MCBI or any MCBI Subsidiary. MCBI and each MCBI Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that such confidential information has not been improperly disclosed to any third parties.

4.25. Labor Matters.

There are no labor or collective bargaining agreements to which MCBI or any MCBI Subsidiary is a party. There is no union organizing effort pending or to the Knowledge of MCBI, threatened against MCBI or any MCBI Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of MCBI, threatened against MCBI or any MCBI Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of MCBI, threatened against MCBI or any MCBI Subsidiary (other than routine employee grievances that are not related to union employees). MCBI and each MCBI Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. MCBI and each MCBI Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. There are no pending or, to the Knowledge of MCBI, threatened claims or suits against MCBI or any MCBI Subsidiary under any labor or employment law or brought or made by a current or former employee or applicant.

4.26. MCBI Information Supplied.

4.26.1. The information relating to MCBI and any MCBI Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26.2. The information supplied by MCBI and any MCBI Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.27. Investment Securities and Commodities

4.27.1. MCBI and all MCBI Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of MCBI or MCBI Subsidiaries. Such securities and commodities are valued on the books of MCBI in accordance with GAAP.

4.27.2. MCBI and all MCBI Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that MCBI believes are prudent and reasonable in the context of such businesses. Before the date hereof, MCBI has made available to BMBC in writing its material Policies, Practices and Procedures.

4.28. Related Party Loan Transfers.

4.28.1. Schedule 4.28 sets forth a list, by name and account, of all loans, other real estate owned, and other credit accommodations that are currently held by MCBI.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BMBC

BMBC represents and warrants to MCBI that the statements contained in this Article V are true and correct as of the date hereof and thereafter as of all times up to and including the Effective Time, subject to such qualifications and exceptions as are set forth in the BMBC Disclosure Schedules delivered by BMBC to MCBI on the date hereof. BMBC has made a good faith effort to ensure that the disclosure on each schedule of the BMBC Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the BMBC Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of BMBC shall include the Knowledge of BMT and the other BMBC Subsidiaries.

5.1. Organization.

5.1.1. BMBC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. BMBC has the requisite corporate power and authority to carry on its business as now conducted. BMBC is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.1.2. BMT is a Pennsylvania chartered bank duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. BMT has the requisite corporate power and authority to carry on its business as now conducted. BMT is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of BMT are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. BMT is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2. Capitalization.

5.2.1. The authorized capital stock of BMBC consists of 100,000,000 shares of common stock, $1.00 par value per share, of which 13,474,773 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are 2,977,777shares of BMBC Common Stock held by BMBC as treasury stock. Neither BMBC nor any BMBC Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of BMBC Common Stock, or any other security of BMBC or any securities representing the right to vote, purchase or otherwise receive any shares of BMBC Common Stock or any other security of BMBC or any BMBC Subsidiary, or pursuant to which BMBC or any BMBC Subsidiary is or could be required to register shares of BMBC capital stock or other securities under the Securities Act, other than shares issuable under the BMBC Stock Benefit Plans.

5.2.2. BMBC owns all of the capital stock of BMT free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the BMBC Subsidiaries, BMBC does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of BMBC Subsidiaries, equity interests held by BMBC Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of BMBC Subsidiaries, including stock in the FHLB. Except as set forth in BMBC’s Securities Documents, either BMBC or BMT, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each BMBC Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.2.3. Except as set forth in BMBC’s Securities Documents, to the Knowledge of BMBC, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of BMBC Common Stock.

5.2.4. BMBC Disclosure Schedule 5.2.4 sets forth BMBC’s and all BMBC Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a BMBC Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.

5.3. Authority; No Violation.

5.3.1. BMBC has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BMBC and the consummation by BMBC of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of BMBC, and no other corporate proceedings on the part of BMBC, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by BMBC, and subject to receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by MCBI, constitutes the valid and binding obligation of BMBC, enforceable against BMBC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.3.2. Subject to receipt of Regulatory Approvals and MCBI’s and BMBC’s compliance with any conditions contained therein, (a) the execution and delivery of this Agreement by BMBC, (b) the consummation of the transactions contemplated hereby, and (c) compliance by BMBC with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws or other similar organizational or governing document of BMBC or any BMBC Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BMBC or any BMBC Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BMBC or any BMBC Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected (iv) cause MCBI to become subject to, or to become liable for, the payment of any tax; or (v) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by BMBC or any BMBC Subsidiary.

5.4. Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania, (c) the filing with the SEC of (i) the Merger Registration Statement with all required exhibits and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of BMBC Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BMBC Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of MCBI, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (i) the execution and delivery of this Agreement by BMBC, and (ii) the completion of the Merger and the Bank Merger by BMBC and the other transactions contemplated by this Agreement. BMBC has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

5.5. Financial Statements.

5.5.1. BMBC has previously made available to MCBI the BMBC Financial Statements. The BMBC Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein) the financial position, results of operations and cash flows of BMBC and the BMBC Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in conformity with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.5.2. At the date of each balance sheet included in the BMBC Financial Statements, BMBC did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such

BMBC Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes. The BMBC Financial Statements have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions and all other books and records of BMBC and the BMBC Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

5.5.3. The records, systems, controls, data and information of BMBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BMBC or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5.3. BMBC (a) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (b) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BMBC, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of BMBC by others within those entities, and (c) has disclosed, based on its most recent evaluation prior to the date hereof, to BMBC’s outside auditors and the audit committee of BMBC’s Board of Directors (the “BMBC Audit Committee”) (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BMBC’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BMBC’s internal control over financial reporting. These disclosures (if any) were made in writing to BMBC’s auditors and the BMBC Audit Committee and a copy has previously been made available to MCBI. As of the date hereof, to the Knowledge of BMBC’s chief executive officer and chief financial officer, each of them will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

5.5.4. Since December 31, 2012, (a) neither BMBC nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of BMBC or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of BMBC or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that BMBC or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing BMBC or any of its Subsidiaries, whether or not employed by BMBC or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by BMBC or any of its officers, directors, employees or agents to the Board of Directors of BMBC or any committee thereof or to any director or officer of BMBC.

5.6. Taxes.

5.6.1. BMBC and the BMBC Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). BMBC and each BMBC Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to BMBC and each BMBC Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from BMBC and any BMBC Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the Closing Date other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the BMBC Financial Statements, or (c) have not yet been fully determined. As of the date of this Agreement, BMBC has received no written notice of, and there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of BMBC or any BMBC Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where BMBC or any BMBC Subsidiary does not file Tax Returns that BMBC or any BMBC Subsidiary is subject to Tax in that jurisdiction. BMBC and the BMBC Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. BMBC and each BMBC Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and BMBC and each BMBC Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns BMBC and each BMBC Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2005.

5.6.2. BMBC and each BMBC Subsidiary has not disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code. No excess loss account exists with respect to any BMBC Subsidiary. BMBC and each BMBC Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and BMBC has no Knowledge that the IRS has proposed such adjustment in accounting method. There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by BMBC or a BMBC Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to the BMBC and each BMBC Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of BMBC and each BMBC Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.

5.7. No Material Adverse Effect.

BMBC has not suffered any Material Adverse Effect since December 31, 2012 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BMBC.

5.8. Ownership of Property.

BMBC and each BMBC Subsidiary has good and, as to real property, marketable title to all assets and properties owned by BMBC or each BMBC Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the BMBC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a BMBC Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the BMBC Financial Statements. BMBC and the BMBC Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by BMBC and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither BMBC or any BMBC Subsidiary is in default under any lease for any real or personal property to which either BMBC or any BMBC Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default.

5.9. Legal Proceedings.

Neither BMBC nor any BMBC Subsidiary is a party to any, and there are no pending or, to the Knowledge of BMBC, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against BMBC or any BMBC Subsidiary that could reasonably be expected to have a Material Adverse Effect, (b) to which BMBC or any BMBC Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) which could adversely affect the ability of BMBC to perform under this Agreement.

5.10. Compliance With Applicable Law.

5.10.1. Each of BMBC and each BMBC Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Pennsylvania Banking Code of 1965, the Federal Reserve Act, the Federal Deposit Insurance Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair

Housing Act, the CRA, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither BMBC nor any BMBC Subsidiary has received any written notice to the contrary. The Board of Directors of BMT has adopted and BMT has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

5.10.2. Each of BMBC and each BMBC Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of BMBC, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.10.3. For the period beginning January 1, 2012, neither BMBC nor any BMBC Subsidiary has received any written notification or any other communication from any Bank Regulator (a) asserting that BMBC or any BMBC Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring or threatening to require BMBC or any BMBC Subsidiary, or indicating that BMBC or any BMBC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of BMBC or any BMBC Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of BMBC or any BMBC Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “BMBC Regulatory Agreement”). Neither BMBC nor any BMBC Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to BMT as to compliance with the CRA is satisfactory or better. There are no unresolved violations, criticism, or exception by any Regulatory Authority with respect to any BMBC Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon BMBC or any BMBC Subsidiary or the assets of BMBC or any BMBC Subsidiary.

5.10.4. Since the enactment of the Sarbanes-Oxley Act, BMBC has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

5.11. Employee Benefit Plans.

5.11.1. Neither BMBC nor any BMBC Subsidiary has any commitment to create any additional BMBC Compensation and Benefit Plan or to modify, change or renew any existing BMBC Compensation and Benefit Plan, except as required to maintain the qualified status thereof. BMBC has made available to MCBI, in its Securities Documents or otherwise, true and correct copies of the agreements or other documents establishing and evidencing the BMBC Compensation and Benefit Plans.

5.11.2. Each BMBC Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each BMBC Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and BMBC is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of BMBC, threatened action, suit or claim relating to any of the BMBC Compensation and Benefit Plans (other than routine claims for benefits). Neither BMBC nor any BMBC Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any BMBC Compensation and Benefit Plan that would reasonably be expected to subject BMBC or any BMBC Subsidiary to a material unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

5.11.3. No liability under Title IV of ERISA has been incurred by BMBC or any BMBC Subsidiary with respect to any BMBC Compensation and Benefit Plan which is subject to Title IV of ERISA (“BMBC Pension Plan”) currently or formerly maintained by BMBC or any entity which is considered one employer with BMBC under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “BMBC ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a risk to BMBC or any BMBC ERISA Affiliate of incurring a liability under such Title. No BMBC Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither BMBC nor any BMBC ERISA Affiliate has contributed to or has or had any obligation to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither BMBC, nor any BMBC ERISA Affiliate, nor any BMBC Compensation and Benefit Plan, including any BMBC Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which BMBC, any BMBC ERISA Affiliate, and any BMBC Compensation and Benefit Plan, including any BMBC Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

5.11.4. All contributions required to be accrued under the terms of any BMBC Compensation and Benefit Plan have been timely accrued, and all anticipated contributions and funding obligations are accrued on BMBC’s consolidated financial statements to the extent required by GAAP. BMBC and each BMBC Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable BMBC Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.11.5. Neither BMBC nor any BMBC Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, under any BMBC Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by BMBC or any BMBC Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

5.11.6. BMBC and its Subsidiaries do not maintain any BMBC Compensation and Benefit Plans covering employees who are not United States residents.

5.11.7. With respect to each BMBC Compensation and Benefit Plan, if applicable, BMBC has provided or made available to MCBI copies of the: (a) trust instruments and insurance contracts; (b) most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c) most recent actuarial reports and financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last year; (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (h) any PBGC Form 500 and 501 filings, along with any Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the prior termination of a BMBC Pension Plan.

5.11.8. Except as provided in Section 3.2.9, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b) result in any increase in benefits payable under any BMBC Compensation and Benefit Plan, or (c) entitle any current or former employee, director or independent contractor of BMBC or any BMBC Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

5.11.9. Neither BMBC nor any BMBC Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

5.11.10. All deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

5.11.11. Except as disclosed in BMBC Disclosure Schedule 5.11.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the BMBC Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

5.12. Environmental Matters.

5.12.1. Except as may be set forth in BMBC Disclosure Schedule 5.12, with respect to BMBC and each BMBC Subsidiary:

(A) To BMBC’s Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of or gives rise to any potential material liability under, any Environmental Laws that is reasonably likely to impose a material liability (including a remediation obligation) upon BMBC or any BMBC Subsidiary. No condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to BMBC or any BMBC Subsidiary by reason of any Environmental Laws. Neither BMBC nor any BMBC Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that BMBC or any BMBC Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability may be reasonably likely to be imposed upon BMBC or any BMBC Subsidiary.

(B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to BMBC’s Knowledge, threatened, before any court, governmental agency or other forum against BMBC or any BMBC Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by BMBC or any BMBC Subsidiary.

5.13. Securities Documents

BMBC has made available to MCBI copies of its (a) annual reports on Form 10-K for the years ended December 31, 2012, 2011 and 2010, and (b) proxy materials used or for use in connection with its meetings of shareholders held in 2013, 2012 and 2011. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.14. Brokers, Finders and Financial Advisors.

Neither BMBC nor any BMBC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Keefe Bruyette & Woods and the fee payable pursuant thereto.

5.15. BMBC Common Stock.

The shares of BMBC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.16. BMBC Information Supplied.

5.16.1. The information relating to BMBC and any BMBC Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.16.2. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by BMBC with respect to statements made or incorporated by reference therein based on information supplied by MCBI specifically for inclusion or incorporation by reference in the Merger Registration Statement.

5.16.3. The information supplied by BMBC and any BMBC Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

5.17. PBCL Sections 2538 and 2553

Other than by reason of this Agreement or the transactions contemplated hereby, BMBC is not an “interested shareholder” (as defined in Sections 2538 or 2553 of the PBCL) of MCBI.

ARTICLE VI

COVENANTS OF MCBI

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of BMBC, which consent will not be unreasonably withheld, conditioned or delayed, MCBI will, and it will cause each MCBI Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (a) adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or increase the period of time necessary to obtain such approvals, or (b) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. MCBI agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in MCBI Disclosure Schedule 6.1.2, or consented to by BMBC in writing (which consent shall not be unreasonably withheld), it will not, and it will cause each MCBI Subsidiary not to:

(A) change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint a new director to the board of directors;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of MCBI Common Stock, including any shares that are held as treasury stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the MCBI Option Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (a) MCBI may issue shares of MCBI Common Stock upon the valid exercise, in accordance with the information set forth in MCBI Disclosure Schedule 4.2.1, of presently outstanding MCBI Options issued under the MCBI Option Plan and upon the valid exercise of any MCBI Warrant presently outstanding, and (b) any MCBI Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice.

(C) enter into, amend, extend or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (a) as may be required pursuant to commitments existing on the date hereof and set forth on MCBI Disclosure Schedule 4.8.1 and 4.12.1, and (b) pay increases in the ordinary course of business consistent with past practices to non-officer employees. Neither MCBI nor any MCBI Subsidiary shall hire or promote any employee to an officer position or hire any new employee at an annual rate of compensation in excess of $50,000; provided that MCBI or an MCBI Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. Any bonus or incentive plan adopted, continued or implemented for services performed on or after January 1, 2013 shall be in such form and with such terms as mutually agreed to by MCBI (or an MCBI Subsidiary) and BMBC (provided that all such plans in place for 2013 shall operate in accordance with their current terms for the performance period ending December 31, 2013);

(F) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate MCBI or any MCBI Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of MCBI or any MCBI Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between MCBI, or any MCBI Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any MCBI Subsidiary of its approval to maintain, or file an application for the relocation of, any existing branch office, or file an application for approval to establish a new branch office;

(H) sell or otherwise dispose of the capital stock of MCBI; sell or otherwise dispose of any asset of MCBI or of any MCBI Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB or ACBB, subject any asset of MCBI or of any MCBI Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers); except as may be permitted pursuant to item (Q) of this Section 6.1.2, incur any liability of any nature, including any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money);

(I) voluntarily take any action which would result in any of the representations and warranties of MCBI or MCCB set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date), any Bank Regulator responsible for regulating MCBI or MCCB, or MCBI’s independent accounting firm;

(K) waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which MCBI or any MCBI Subsidiary is a party;

(L) purchase any equity securities, or purchase any debt securities other than (a) debt securities issued by US Government Agencies or direct obligations of the US Treasury with final maturities not to exceed 1 year and a par of $ 1 million per security and not to exceed $15 million in the aggregate and (b) any US government fixed rate mortgage backed security with a weighted average maturity of 10 years or less that passes all applicable regulatory stress tests at the time of purchase , not to exceed $1 million in for any one security and $15 million in the aggregate or (c) any other debt security;

(M) except as permitted under Section 6.1.2(B), issue or sell any equity or debt securities;

(N) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the MCBI Disclosure Schedule 6.1.2(N), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $750,000 for a commercial real estate loan or $750,000 for a commercial business loan, or in excess of $417,000 for a residential loan. In addition, the prior approval of BMBC is required with respect to the following: (a) any new loan or credit facility commitment in an amount of $750,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with MCCB, MCBI or any MCBI Subsidiary, in the aggregate, exceeds $1.0 million prior thereto or as a result thereof; (b) any new loan or credit facility commitment in excess of $100,000 to any person or company residing, or any property located, outside of the Commonwealth of Pennsylvania, State of Delaware, State of Maryland and State of New Jersey; (c) any overdraft to commercial clients in excess of $35,000; (d) any new commercial or residential site development construction loans; (e) any advances on existing construction loans other than pursuant to the terms thereof, including any inspections required thereby to be conducted prior to disbursement of any such advances; and (f) any new credit or loan to an existing relationship that is rated “special mention,” “substandard,” or some lesser classification.

(O) except as set forth on the MCBI Disclosure Schedule 6.1.2(O), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(P) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(Q) borrow any new amounts from the FHLB other than overnight borrowings or borrowings with bullet maturities of not more than 6 months, increase the amount of any existing FHLB borrowings to an amount greater than $25 million or take any actions that will result in increased FHLB stock holding requirements;

(R) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(S) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other banking policies except as may be required by changes in applicable law or regulations or GAAP, by a Bank Regulator;

(T) enter into any new line of business;

(U) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any employment agreement, stock option plan or employee benefit plan;

(V) except as set forth in MCBI Disclosure Schedule 6.1.2(V), make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(W) incur any discretionary expense in excess of $25,000 individually that is not otherwise addressed in this Section 6.1.2;

(X) issue any certificates of deposit with a maturity longer than one year;

(Y) pay interest on time deposits or on certificates of deposit more than 25 basis points above or below the then-current average rate paid by the following banks in the Wilmington, Delaware statistical metropolitan area: BMT, WSFS Bank, Artisans’ Bank, TD Bank, PNC Bank, Wells Fargo Bank and Citizens Bank;

(Z) undertake, enter into or renew (including by automatic renewal) any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by MCBI or MCCB of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(AA) pay, discharge, settle, modify or compromise any claim, loan, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement, modification or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings; provided that MCBI may charge-off through settlement, compromise or discharge up to 20% of the outstanding principal balance of any loan that is 90+ or days contractually past due;

(BB) institute any new litigation or other legal or regulatory proceedings (excluding loan foreclosure or collection actions);

(CC) foreclose upon or take a deed or title to any (a) commercial real estate, or (b) residential real estate on which, in the case of either clause (a) or (b), the presence of Materials of Environmental Concern could be reasonably expected, without first conducting a Phase I of the property and confirming that such Phase I does not indicate the presence of a Materials of Environmental Concern;

(DD) purchase or, other than in the ordinary course of business consistent with past practice, sell any mortgage loan servicing rights;

(EE) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation, post-Closing employment, benefit or compensation information) without prior consultation with and without the prior consent of BMBC (which shall not be unreasonably withheld, conditioned or delayed or issue any broadly distributed communication of a general nature to customers without the prior approval of BMBC (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(FF) engage in any transaction which would result in the transfer of one or more loans from MCCB to MCBI;

(GG) except as set forth on MCBI Disclosure Schedule 6.1.2, amend, modify or waive any non-competition, non-solicitation, no-piracy, or confidentiality agreement, or any other such restrictive agreement; or

(HH) agree to do any of the foregoing.

6.2. Current Information and Cooperation.

6.2.1. During the period from the date of this Agreement to the Effective Time, MCBI will cause one or more of its representatives to confer with representatives of BMBC and report the general status of its ongoing operations at such times as BMBC may reasonably request. MCBI will promptly notify BMBC of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving MCBI or any MCBI Subsidiary. Without limiting the foregoing, senior officers of BMBC and MCBI shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial, credit and operational affairs, and the like, of MCBI and its Subsidiaries, in accordance with applicable law, and MCBI shall give due consideration to BMBC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BMBC nor any BMBC Subsidiary shall under any circumstance be permitted to exercise control of MCBI or any MCBI Subsidiary prior to the Effective Time.

6.2.2. MCCB and BMT shall meet on a regular basis to discuss and plan for the conversion of MCCB’s data processing and related electronic informational systems to those used by BMT, which planning shall include, but not be limited to, discussion of the possible termination by MCCB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by MCCB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that MCCB shall not be obligated to take any such action prior to the Effective Time and, unless MCCB otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that MCCB takes, at the request of BMT, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, BMT shall indemnify MCCB for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by MCBI, or a termination of this Agreement under Section 11.1.8 or 11.1.9.

6.2.3. Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, and advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement including, without limitation, any actions, assistance or cooperation necessary in preparation for the conversion and integration of MCCB’s operations into BMT’s operations.

6.2.4. MCCB shall provide BMT, within twenty-five (25) days after the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (a) loans that are Troubled Debt Restructurings, (b) loans on nonaccrual, (c) OREO, (d) all loans thirty (30) days or more past due) as of the end of such month and (e) and impaired loans. On a monthly basis, MCBI shall provide BMT with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan, as well as the related loan origination/underwriting documentation and credit file detail if requested by BMT.

6.2.5. MCBI shall promptly inform BMBC upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of MCBI or any MCBI Subsidiary under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant.

6.3. Access to Properties and Records.

Subject to Section 12.1 hereof, MCBI shall permit BMBC reasonable access during normal business hours upon reasonable notice to its properties and those of the MCBI

Subsidiaries, and shall disclose and make available to BMBC during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter MCBI determines based on the advice of legal counsel should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which BMBC may have a reasonable interest; provided, however, that MCBI shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law or contractual agreement. MCBI shall provide and shall request its auditors to provide BMBC with such historical financial information regarding it (and related audit reports and consents) as BMBC may reasonably request for securities disclosure purposes. BMBC shall use commercially reasonable efforts to minimize any interference with MCBI’s regular business operations during any such access to MCBI’s property, books and records. MCBI shall permit BMBC, at its expense, to cause a Phase I and any Phase II Environmental Site Assessment (“Phase II”) recommended therein to be performed at each MCBI Real Property at any time prior to the Closing Date. BMBC and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with MCBI’s operation of its business, and BMBC shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. BMBC shall be required to restore each MCBI Real Property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by BMBC. BMBC hereby agrees to indemnify, defend and hold MCBI harmless from and against any cost, expense, charge, lien, action or judgment, as well as any claim of a right to any such cost, expense, charge, lien, action or judgment arising from any act or omission of BMBC, BMBC’s agents or contractors, or any services, labor, supplies or materials provided or performed by surveyors, engineers, architects and others hired by BMBC to make the inspections and tests, and from and against any personal injury and property damage caused by the act or neglect of BMBC or any of its agents, or independent contractors in connection with any Phase I or Phase II.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, MCBI will furnish to BMBC copies of each annual, interim or special audit of the books of MCBI and the MCBI Subsidiaries made by its independent auditors and copies of all internal control reports submitted to MCBI by such auditors in connection with each annual, interim or special audit of the books of MCBI and the MCBI Subsidiaries made by such auditors.

6.4.2. As soon as reasonably available, MCBI will furnish to BMBC copies of all documents, statements and reports that it or any MCBI Subsidiary shall send to its shareholders or any Bank Regulator to the extent legally permitted to do so; provided that if

MCBI is not legally permitted to furnish BMBC with a document without having received the approval of a Bank Regulator, MCBI shall promptly request such approval from the applicable Bank Regulator. Within 25 days after the end of each month, MCBI will deliver to BMBC a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices. Within 25 days after the end of each month, MCBI will deliver to BMBC a monthly financial reporting package for the previous month and previous month on a YTD basis, in the same form as is delivered to the CEO and/or the Board of Directors of MCCB and MCBI, prepared in accordance with current financial reporting practices.

6.4.3. To the extent legally permitted to do so, MCBI will advise BMBC promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of MCBI or any of the MCBI Subsidiaries; provided further that if MCBI is not legally permitted to furnish BMBC with an examination report without having received the approval of a Bank Regulator, MCBI shall promptly request such approval from the applicable Bank Regulator.

6.4.4. With reasonable promptness, MCBI will furnish to BMBC such additional financial data that MCBI possesses and as BMBC may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.4.5. MCBI shall notify BMBC (a) if aggregate MCCB borrowings exceed $15 million in outstanding borrowings at the close of business on any Business Day prior to the Effective Time, and (b) of any decrease in MCCB’s maximum borrowing capacity at the FHLB or ACBB.

6.5. Maintenance of Insurance.

MCBI shall maintain, and cause each MCBI Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

6.6. Disclosure Supplements.

Ten (10) days prior to the Effective Time, MCBI will supplement or amend the MCBI Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such MCBI Disclosure Schedule or which is necessary to correct any information in such MCBI Disclosure Schedule which has been rendered inaccurate thereby. Notwithstanding the foregoing, MCBI shall notify BMBC if any representation or warranty of MCBI becomes materially inaccurate within two (2) Business Days of such occurrence. No supplement or amendment to such MCBI Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

MCBI shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, MCBI agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that MCBI determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BMBC.

6.10. No Solicitation.

6.10.1. MCBI shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) participate in any discussions (except internal discussions) or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than BMBC) any information or data with respect to MCBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (c) except as set forth on MCBI Disclosure Schedule 6.1.2, release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which MCBI is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by MCBI or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of MCBI or otherwise, shall be deemed to be a breach of this Agreement by MCBI. MCBI and its Subsidiaries shall, and shall cause each of MCBI Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from BMBC), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving MCBI or any of its Subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of MCBI or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of MCBI and its Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of MCBI or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of MCBI or any of its Subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2. Notwithstanding Section 6.10.1, MCBI may take any of the actions described in clause (b) of Section 6.10.1 if, but only if, (a) MCBI has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (b) the Board of Directors of MCBI determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; (c) MCBI has provided BMBC with at least three (3) Business Days prior notice of such determination; and (d) prior to furnishing or affording access to any information or data with respect to MCBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, MCBI receives from such Person a confidentiality agreement with terms no less favorable to MCBI than those contained in the Confidentiality Agreements. MCBI shall promptly provide to BMBC any non-public information regarding MCBI or its subsidiaries provided to any other Person that was not previously provided to BMBC, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified made by a third party to enter into an Acquisition Transaction on terms that the Board of Directors of MCBI determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of MCBI Common Stock or all, or substantially all, of the assets of MCBI and its Subsidiaries on a consolidated basis; (b) would result in a transaction that (i) involves consideration to the holders of the shares of MCBI Common Stock that is more favorable than the Merger Consideration to be paid to MCBI’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (b) is, in light of the other terms of such proposal, more favorable to MCBI than the Merger and the transactions contemplated by this Agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3. MCBI shall promptly (and in any event within one Business Day) notify BMBC in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, MCBI or any MCBI Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (a) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (b) disclosure of such materials jeopardizes the attorney-client privilege or (c) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. MCBI agrees that it shall keep BMBC informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4. Neither the Board of Directors of MCBI nor any committee thereof shall (a) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to BMBC in connection with the transactions contemplated by this Agreement (including the Merger), the MCBI Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the MCBI Shareholders Meeting or otherwise, inconsistent with the MCBI Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the MCBI Recommendation); (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (c) enter into (or cause MCBI or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (i) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2) or (ii) requiring MCBI to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5. Notwithstanding Section 6.10.4, prior to the date of MCBI Shareholders Meeting, the Board of Directors of MCBI may approve or recommend to the shareholders of MCBI a Superior Proposal and withdraw, qualify or modify the MCBI Recommendation in connection therewith (a “MCBI Subsequent Determination”) after the fifth (5th) Business Day following BMBC’s receipt of a notice (the “Notice of Superior Proposal”) from MCBI advising BMBC that the Board of Directors of MCBI has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that MCBI shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that MCBI proposes to accept and the subsequent notice period shall be three (3) Business Days) if, but only if, (a) the Board of Directors of MCBI has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to MCBI under applicable law, and (b) at the end of such five (5) Business Day period or the three (3) Business Day period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by BMBC since its receipt of such Notice of Superior Proposal (provided, however, that BMBC shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Board of Directors of MCBI has again in good faith made the determination (i) in clause (a) of this Section 6.10.5 and (ii) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the MCBI Recommendation or the making of a MCBI Subsequent Determination by the Board of Directors of MCBI shall not change the approval of the Board of Directors of MCBI for purposes of causing any applicable federal or state anti-takeover laws or regulations to be inapplicable to this Agreement and the MCBI Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.11. Reserves and Merger-Related Costs.

MCBI agrees to consult with BMBC with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). BMBC and MCBI shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as BMBC shall reasonably request and which are not inconsistent with GAAP; provided that no such actions need be effected until BMBC shall have irrevocably certified to MCBI that all conditions set forth in Article IX to the obligation of BMBC to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.

6.12. MCBI/MCCB Board of Directors and Committee Meetings.

MCBI and MCCB shall permit representatives of BMBC (but not more than two) to attend any meeting of the Board of Directors of MCBI and/or MCCB or the Executive, Asset-Liability and Loan Committees thereof as an observer; provided that neither MCBI nor MCCB shall be required to permit the BMBC representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of MCBI or MCCB or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to BMBC’s participation.

6.13. MCBI/MCCB Director and Officer Agreements.

6.13.1. Prior to the Effective Time, each individual who is a director of MCBI or MCCB on the date of this Agreement shall have executed a non-solicitation agreement in a form acceptable to BMBC and BMT.

6.13.2. Until the Effective Time, MCBI shall take all commercially reasonable steps necessary to enforce or cause to be enforced each of the Non-Solicitation Agreements set forth on Schedule 6.13.2 (“Employee Non-Solicitation Agreements”); notwithstanding the foregoing, should MCBI learn that a party to an Employee Non-Solicitation Agreement is in violation of any of the terms or conditions thereof, MCBI shall notify BMBC in writing immediately, and shall take such steps as BMBC requests in order to enforce such agreement. BMBC hereby agrees to indemnify, defend, and hold MCBI and MCCB harmless from and against any cost, expense, charge, lien, action or judgment, as well as any claim of a right to any such cost, expense, charge, lien, action or judgment arising from any action taken by MCBI or MCCB to enforce any of such Employee Non-Solicitation Agreements (including without limitation any attorneys’ fees and expenses).

6.14. Adequately Capitalized Determination.

As of the end of the last full calendar month that precedes the Effective Time by at least fifteen (15) days, (a) MCBI’s and MCCB’s respective regulatory capital ratios shall meet all necessary standards for such entities to be regarded as Adequately Capitalized, and (b) MCBI and MCCB shall provide BMBC with written copies of the calculation of their respective regulatory capital ratios, including without limitation the calculation of their respective tangible common equity ratios, computed in good faith, together with all documentation supporting such calculation and any related information reasonably requested by BMBC.

6.15. Anti-takeover Provisions.

MCBI and its Subsidiaries shall take all commercially reasonable steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt BMBC, BMT, the Merger, the Bank Merger, the Agreement and the transactions contemplated hereby from any provisions of an anti-takeover nature contained in MCBI’s or its Subsidiaries’ organizational documents, and the provisions of any applicable federal or state anti-takeover laws and regulations.

6.16. 2012 Tax Returns.

MCBI shall file or cause to be filed all Tax Returns required to be filed by or with respect to MCBI and every MCBI Subsidiary, either separately or as a member of a group of corporations, with respect to the taxable year ended December 31, 2012. MCBI shall provide a draft copy of the federal return to BMBC for review not later than August 15, 2013. BMBC agrees to provide any comments on said draft no later than August 31, 2013 so as to enable timely filing of the extended MCBI and Subsidiary federal return on or before September 15, 2013.

6.17. Transfer of Loans from MCBI to MCCB.

Prior to the Closing Date, MCBI shall transfer for no consideration all loans, other real estate owned, and other credit accommodations held by it to MCCB, or, with respect to loans, contribute such loans to the capital of MCCB, such that as of the Closing Date, MCBI shall hold no loans, other real estate owned, or other credit accommodations whatsoever.

6.18. Pre-Closing Administrative Matters Regarding Options and Warrants.

Prior to the Closing Date, MCBI shall provide BMBC with a written list containing the name, address and social security number of each holder of MCBI Options and MCBI Warrants.

6.19. Delivery of Fully Executed Agreement.

The agreement set forth on MCBI Disclosure Schedule 6.1.2 shall be fully executed by all parties and shall be in full force and effect as of the Closing Date.

ARTICLE VII

COVENANTS OF BMBC

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of MCBI, which consent will not be unreasonably withheld, BMBC will, and it will cause each BMBC Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would, or would be reasonably likely to: (a) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or increase the period of time necessary to obtain such approvals; (b) adversely affect its ability to perform its covenants and agreements under this Agreement; or (c) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2. Current Information.

During the period from the date of this Agreement to the Effective Time as necessary, BMBC will cause one or more of its representatives to confer with representatives of MCBI and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as MCBI may reasonably request. BMBC will promptly notify MCBI, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or increase the period of time necessary to obtain such approvals; or the institution of material litigation involving BMBC and any BMBC Subsidiary. BMBC shall be reasonably responsive to requests by MCBI for access to such information and personnel regarding BMBC and its Subsidiaries as may be reasonably necessary for MCBI to confirm that the representations and warranties of BMBC contained herein are true and correct and that the covenants of BMBC contained herein have been performed in all material respects; provided, however, that BMBC shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in BMBC’s reasonable judgment, would interfere with the normal conduct of BMBC’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.3. Financial and Other Statements.

BMBC will make available to MCBI the Securities Documents filed by it with the SEC under the Securities Laws. BMBC will furnish to MCBI copies of all documents, statements and reports that it or BMT intends to file with any Bank Regulator with respect to the Merger. BMBC will furnish to MCBI copies of all documents, statements and reports that it sends to the shareholders of BMBC.

7.4. Disclosure Supplements.

From time to time prior to the Effective Time as necessary, BMBC will supplement or amend the BMBC Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BMBC Disclosure Schedule or which is necessary to correct any information in such BMBC Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such BMBC Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5. Consents and Approvals of Third Parties.

BMBC shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, BMBC agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7. Failure to Fulfill Conditions.

In the event that BMBC determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify MCBI.

7.8. Employee Benefits.

7.8.1. Prior to the Effective Time, BMBC shall take all reasonable action so that employees of MCBI and its Subsidiaries who become employees of BMBC or a BMBC Subsidiary (“Continuing Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each of the BMBC Compensation and Benefit Plans to the same extent as similarly-situated employees of BMBC and its Subsidiaries (it being understood that inclusion of the employees of MCBI and its Subsidiaries in the BMBC Compensation and Benefit Plans may occur at different times with respect to different plans and that any grants to any Continuing Employee under any BMBC Stock Plan shall be at the discretion of BMBC). Notwithstanding the foregoing, BMBC may determine to continue any of the employee benefit plans, programs or arrangements of MCBI or any its Subsidiaries for Continuing Employees in lieu of offering participation in the BMBC Compensation and Benefit Plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of such benefit plans, or to merge any such benefit plans with the corresponding BMBC Compensation and Benefit Plans, provided the result is the provision of benefits to Continuing Employees that are substantially similar to the benefits provided to the employees of BMBC and its Subsidiaries generally. Should BMBC notify MCBI in advance of the Effective Time that it wishes MCBI or any MCBI Subsidiary to terminate any MCBI Compensation and Benefit Plan prior to the Effective Time, MCBI shall take all steps necessary to comply with such request prior to the Effective Time; provided that MCBI shall have no obligation to terminate any such plan unless and until BMBC shall have irrevocably certified to MCBI that all conditions set forth in Article IX to the obligation of BMBC to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived. BMBC shall cause each BMBC Compensation and Benefit Plan in which Continuing Employees are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for the accrual of benefits, except as specifically set forth herein) under the BMBC Compensation and Benefit Plans the service of such Continuing Employees with MCBI and its Subsidiaries or any predecessor thereto prior to the Effective Time; provided, however, that credit for benefit accrual purposes shall be given for purposes of BMBC vacation and other leave policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan or practice of BMBC and its Subsidiaries as set forth in BMBC Disclosure Schedule 7.8.1. This Agreement shall not be construed to limit the ability of BMBC or BMT to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

7.8.2. Any employee of MCBI or any MCBI Subsidiary who is not a party to an employment, consulting, change in control or severance agreement or contract providing severance payments and whose employment is terminated on or after the date hereof and at or before the Effective Time or within twelve (12) months after the Effective Time, shall receive severance pay at the time of termination of employment in an amount equal to two (2) weeks of such employee’s regular pay for each year that such employee was employed by MCBI, any MCBI Subsidiary or any successor thereto.

7.8.3. In the event of any termination of any medical, dental, health or disability plan (collectively, “health plans”) of MCBI and its Subsidiaries or the consolidation of any such health plans with a corresponding health plan of BMBC and its Subsidiaries, BMBC shall make available to Continuing Employees and their dependents employer-provided coverage under the corresponding health plans of BMBC and its Subsidiaries on the same basis as it provides coverage to employees of BMBC and its Subsidiaries, provided that BMBC shall cause each such plan to (a) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable health plans of MCBI and its Subsidiaries, (b) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their dependents under the health plans of MCBI and its Subsidiaries during the portion of the plan year prior to participation in the corresponding health plan of BMBC and its Subsidiaries, and (c) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the Continuing Employees and their dependents on or after the

Effective Time, in each case to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous health plan of MCBI or its Subsidiaries prior to the Effective Time. Unless a Continuing Employee affirmatively terminates coverage under a health plan of MCBI and its Subsidiaries prior to the time that such Continuing Employee becomes eligible to participate in the corresponding health plan of BMBC and its Subsidiaries, no coverage of any of the Continuing Employees or their dependents shall terminate under any health plan of MCBI and its Subsidiaries prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of BMBC and its Subsidiaries and their dependents. In the event of a termination or consolidation of any health plan of MCBI and its Subsidiaries, terminated employees of MCBI and its Subsidiaries and qualified beneficiaries will have the right to continued coverage under group health plans of BMBC and its Subsidiaries in accordance with COBRA.

7.8.4. BMBC and MCBI agree that retention bonuses will be paid to such officers and employees of MCBI as determined by BMBC, upon consultation with James Ladio, if the respective officers or employees remain employed by MCBI or its Subsidiaries prior to the Closing Date, and BMBC or its Subsidiaries after the Closing Date, until each of their “work thru” dates. The respective “work thru” dates of each such officer or employee and amount and payment date of retention bonus for each such employee or officer shall be determined by BMBC, and the aggregate amount of such retention bonuses shall not exceed $200,000.

7.9. Directors and Officers Indemnification and Insurance.

7.9.1. For a period of six (6) years after the Effective Time, BMBC shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of MCBI or an MCBI Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BMBC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director or officer of MCBI or an MCBI Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by MCBI under the PBCL and under MCBI’s articles of incorporation and bylaws or equivalent governing documents of any MCBI Subsidiary, as applicable, in each case as in effect on the date hereof. BMBC shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by MCBI under the PBCL and under MCBI’s articles of incorporation upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify BMBC (but the failure so to notify BMBC shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure prejudices BMBC) and shall deliver to BMBC the undertaking referred to in the previous sentence. Without limiting the foregoing, in any case in which approval by BMBC, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors then in office or, if no such directors are then in office, by independent counsel mutually agreed upon between BMBC and the Indemnified Party.

7.9.2. In the event that either BMBC or any of its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of BMBC shall assume the obligations set forth in this Section 7.9.

7.9.3. BMBC shall maintain, or shall cause BMT to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of MCBI (provided, that BMBC may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall BMBC be required to expend per year pursuant to this Section 7.9.3 more than one hundred fifty percent (150%) of the annual cost currently expended by MCBI with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BMBC shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, MCBI agrees in order for BMBC to fulfill its agreement to provide directors and officers liability insurance policies for six (6) years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.4. The obligations of BMBC provided under this Section 7.9 are intended to be enforceable against BMBC directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of BMBC.

7.10. Stock Listing.

Prior to the Effective Time, BMBC will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of the BMBC Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of BMBC Common Stock to be issued in the Merger.

7.11. Stock and Cash Reserve.

BMBC agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.12. Executive Employment Agreement

Upon the Effective Time, BMT shall enter into an employment agreement with James Ladio in form and substance as provided in Exhibit C attached hereto.

7.13. Advisory Board.

Upon the Effective Time, BMT shall form an advisory board (the “Advisory Board”) comprised of those members of MCBI’s Board of Directors immediately prior to the Effective Time who agree in writing, at or prior to the Effective Time, to serve on such Advisory Board immediately following the Effective Time.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. MCBI Shareholder Meeting.

MCBI will (a) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “MCBI Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in MCBI’s reasonable judgment, necessary or desirable, and (b) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the MCBI shareholders (the “MCBI Recommendation”).

8.2. Proxy Statement-Prospectus.

8.2.1. For the purposes (x) of registering BMBC Common Stock to be offered to holders of MCBI Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the MCBI Shareholders Meeting, BMBC shall draft and prepare, and MCBI shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the MCBI shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). BMBC shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of BMBC and MCBI shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of MCBI and BMBC shall thereafter promptly mail the Proxy Statement-Prospectus to the MCBI shareholders. BMBC shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and MCBI shall furnish all information concerning MCBI and the holders of MCBI Common Stock as may be reasonably requested in connection with any such action.

8.2.2. MCBI shall provide BMBC with any information concerning itself that BMBC may reasonably request in connection with the drafting and preparation of the Proxy

Statement-Prospectus, and BMBC shall notify MCBI promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to MCBI promptly copies of all correspondence between BMBC or any of their representatives and the SEC. BMBC shall give MCBI and its counsel reasonable opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give MCBI and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of BMBC and MCBI agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of MCBI Common Stock entitled to vote at the MCBI Shareholders Meeting hereof at the earliest practicable time.

8.2.3. MCBI and BMBC shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, MCBI shall cooperate with BMBC in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and BMBC shall file an amended Merger Registration Statement with the SEC, and MCBI shall mail an amended Proxy Statement-Prospectus to the MCBI shareholders.

8.3. Regulatory Approvals.

Each of MCBI and BMBC will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. MCBI and BMBC will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of MCBI or BMBC to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. Each party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. Each party shall give the other party and its counsel reasonable opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give the other party and its counsel reasonable opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of MCBI.

9.1.2. Orders and Prohibitions. None of MCBI, BMBC or any of their respective Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of BMBC, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of MCBI, MCCB and BMBC or materially impair the value of MCBI or MCCB to BMBC.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of BMBC Common Stock in the Merger is subject to the “Blue Sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. Nasdaq Listing. The shares of BMBC Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.1.6. Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, BMBC shall have received an opinion of Stradley Ronon Stevens & Young, LLP, and MCBI shall have received an opinion of Stevens & Lee, each reasonably acceptable in form and substance to BMBC and MCBI, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 9.1.6, the law firms may require and rely upon customary representations contained in certificates of officers of BMBC and MCBI and their respective subsidiaries.

9.2. Conditions to the Obligations of BMBC under this Agreement.

The obligations of BMBC under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of MCBI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that none of the MCBI MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.2.1, and MCBI shall not be deemed to have breached any MCBI MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). MCBI shall have delivered to BMBC a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of MCBI as of the Effective Time.

9.2.2. Agreements and Covenants. MCBI shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and BMBC shall have received a certificate signed on behalf of MCBI by the Chief Executive Officer and Chief Financial Officer of MCBI to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. MCBI shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.2.4. MCBI Delinquencies. The average of the MCBI Delinquencies at the month end of each of the two months immediately preceding the Closing Date shall not exceed $10.0 million.

9.2.5. Dissenters’ Rights. Holders of no more than five percent (5%) of the issued and outstanding shares of MCBI shall have exercised their statutory appraisal or dissenters’ rights pursuant to Section 3.2.13 hereof prior to the Closing Date.

MCBI will furnish BMBC with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as BMBC may reasonably request.

9.3. Conditions to the Obligations of MCBI under this Agreement.

The obligations of MCBI under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of BMBC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that none of the BMBC MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.3.1, and BMBC shall not be deemed to have breached any BMBC MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). BMBC shall have delivered to MCBI a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of BMBC as of the Effective Time.

9.3.2. Agreements and Covenants. BMBC shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and MCBI shall have received a certificate signed on behalf of BMBC by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. BMBC shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.3.4. Payment of Merger Consideration. BMBC shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide MCBI with a certificate evidencing such delivery.

BMBC will furnish MCBI with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as MCBI may reasonably request.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Stradley Ronon Stevens & Young, LLP, 2600 One Commerce Square, Philadelphia, PA at 10:00 a.m. on the Closing Date, or at such other place or time upon which BMBC and MCBI mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Stradley Ronon Stevens & Young, LLP, 2600 One Commerce Square, Philadelphia, PA at 10:00 a.m. on the Business Day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to BMBC and MCBI the opinions, certificates, and other documents and instruments required to be delivered under Article IX hereof. At or prior to the Closing, BMBC shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of MCBI:

11.1.1. At any time by the mutual written agreement of BMBC and MCBI;

11.1.2. By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by MCBI) or Section 9.3.1 (in the case of a breach of a representation or warranty by BMBC);

11.1.3. By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by MCBI) or Section 9.3.2 (in the case of a breach of covenant by BMBC);

11.1.4. At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by BMBC and MCBI; provided that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By the Board of Directors of either party if the shareholders of MCBI shall have voted at the MCBI Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6. By the Board of Directors of either party if (a) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby, or (b) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7. By the Board of Directors of BMBC if MCBI has received a Superior Proposal and, in accordance with Section 6.10 of this Agreement, the Board of Directors of MCBI has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdrawn the MCBI Recommendation, failed to make the MCBI Recommendation or modified or qualified the MCBI Recommendation in a manner adverse to BMBC;

11.1.8. By the Board of Directors of MCBI if MCBI has received a Superior Proposal and, in accordance with Section 6.10 of this Agreement, the Board of Directors of MCBI has made a determination to accept such Superior Proposal;

11.1.9. By the Board of Directors of BMBC if the calculations provided by MCBI and MCCB pursuant to Section 6.14 indicate that either of MCBI or MCCB is not Adequately Capitalized as of the last day of any calendar month ending prior to the Effective Time.

11.1.10. By MCBI, if the MCBI Board so determines by a majority vote of the members of the MCBI Board, at any time during the five (5) Business Day period commencing on the Determination Date if both of the following conditions are satisfied:

(A) the BMBC Market Value is less than 85% of the Initial BMBC Market Value; and

(B) the number obtained by dividing the BMBC Market Value by the Initial BMBC Market Value (“BMBC Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.15 (the “Index Ratio”).

If MCBI elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to BMBC. During the five (5) Business Day period commencing with its receipt of such notice, BMBC shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) a quotient, the numerator of which is equal to the product of the Initial BMBC Market Value, the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the BMBC Market Value, or (y) the quotient determined by dividing the Initial BMBC Market Value by the BMBC Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.85. If BMBC so elects, it shall give, within such five (5) Business Day period, written notice to MCBI of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 11.1.10 and this Agreement shall remain in full force and effect in accordance with its terms, except as the Exchange Ratio shall have been so modified.

For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

(A) “BMBC Market Value” shall be the average of the daily closing sales prices of a share of BMBC Common Stock as reported on NASDAQ for the ten (10) consecutive trading days immediately preceding the Determination Date.

(B) “Determination Date” shall mean the latest of the date on which (i) all Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period), and (ii) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of MCBI in order to consummate the Merger and the transactions contemplated herein is obtained.

(C) “Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.

(D) “Index” means the KBW Regional Bank Index.

(E) “Initial BMBC Market Value” means the average of the daily closing sales prices of a share of BMBC Common Stock, as reported on NASDAQ, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(F) “Initial Index Price” means the average of the closing prices of the Index for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

If BMBC or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 11.1.10.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.4, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of BMBC’s willingness, and in order to induce BMBC, to enter into this Agreement, and to reimburse BMBC for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, MCBI hereby agrees to pay BMBC, and BMBC shall be entitled to payment of an amount equal to the sum of all costs and expenses incurred by BMBC in connection with the transactions contemplated hereby, including the fees of BMBC’s attorneys, accountants and financial advisors, and a termination fee of $1,670,000 million (collectively, the “BMBC Payment”). The BMBC Payment shall be paid within three (3) Business Days after written demand for payment is made by BMBC, following the occurrence of any of the events set forth below:

(i) MCBI terminates this Agreement pursuant to Section 11.1.8 or BMBC terminates this Agreement pursuant to Section 11.1.7; or

(ii) The entering into a definitive agreement by MCBI relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving MCBI within twelve (12) months after the occurrence of any of the following: (a) the termination of the Agreement by BMBC pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by MCBI; or (b) the failure of the shareholders of MCBI to approve this Agreement after the public disclosure or public awareness of an Acquisition Proposal.

(D) The right to receive the BMBC Payment under Section 11.2.2(C) will constitute the sole and exclusive remedy of BMBC against MCBI and its Subsidiaries and their respective officers and directors with respect to a termination under (i) or (ii) above.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of MCBI), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or

(d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of MCBI, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to MCBI’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, BMBC and MCBI mutually agree to be bound by the terms of the confidentiality agreement dated January 23, 2013 (the “Confidentiality Agreement”), previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

MCBI and BMBC shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither MCBI nor BMBC shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by prepaid United States registered or certified mail, return receipt requested, or sent by a nationally recognized overnight courier addressed as follows:

If to MCBI, to:	James A. Ladio, President & CEO 974 Justison Street Wilmington, DE 19801 Fax: 302-656-2780

With required copies (which shall not constitute notice) to:	L. Peter Temple Larmore Scarlett, LLP 123 E. Linden Street P.O. Box 384 Kennett Square, PA 19348 Fax: 610-444-9532

And

Edward C. Hogan, Esq. Stevens & Lee 1415 Marlton Pike East Suite 506 Cherry Hill, NJ 08034-2210 Fax: 865-857-4004

If to BMBC, to:

Frederick C. Peters II, Chairman and CEO Bryn Mawr Bank Corporation 801 Lancaster Avenue Bryn Mawr PA 19010 Fax: (610) 525-3687

With required copies (which shall not constitute notice) to:	Francis Leto, EVP and General Counsel Bryn Mawr Bank Corporation 801 Lancaster Avenue Bryn Mawr PA 19010 Fax: (610) 525-3687

And

Christopher S. Connell, Esquire Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier if next Business Day delivery is requested by the sender.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of Pennsylvania, without giving effect to its principles of conflicts of laws.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All documents and information set forth in BMBC’s Securities Documents shall be deemed to have been “made available” or “provided” to MCBI.

12.11. Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Eastern District of Pennsylvania or in any state court located in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Eastern District of Pennsylvania or any state court located in the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, BMBC and MCBI have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Bryn Mawr Bank Corporation

By:	/s/ Frederick C. Peters II

Name:	Frederick C. Peters II

Title:	Chairman, President and CEO

MidCoast Community Bancorp, Inc.

By:	/s/ James Ladio

Name:	James Ladio

Title:	President and CEO

EXHIBIT A

Intentionally Omitted

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EXHIBIT B – FORM OF BANK MERGER AGREEMENT

BANK PLAN OF MERGER

THIS BANK PLAN OF MERGER (“Plan of Merger”) dated             , 2013, is by and between MidCoast Community Bank, a Delaware chartered bank (“MCCB”), and The Bryn Mawr Trust Company, a Pennsylvania chartered bank (“Bryn Mawr Trust”).

Background:

WHEREAS, MCCB is a Delaware chartered bank and a wholly owned subsidiary of MidCoast Community Bancorp, Inc., a Pennsylvania corporation (“MCBI”). The authorized capital stock of MCCB consists of 10,000,000 shares of common stock, par value $1.00 per share, of which 2,605,294 shares of common stock will be issued and outstanding at the Effective Time.

WHEREAS, in accordance with the terms of that certain Agreement and Plan of Merger, dated March 27, 2013 (the “Agreement”), by and between Bryn Mawr Bank Corporation, a Pennsylvania corporation (“BMBC”) and MCBI, MCBI will merge with and into BMBC.

WHEREAS, as a result of the merger of MCBI with and into BMBC, MCCB will become a wholly owned subsidiary of BMBC.

WHEREAS, the respective Boards of Directors of MCCB and Bryn Mawr Trust have determined that the merger of MCCB with and into Bryn Mawr Trust, with Bryn Mawr Trust being the surviving institution (the “Resulting Institution”), under and pursuant to the terms and conditions set forth herein (said transaction being hereinafter referred to as the “Bank Merger”) is in the best interests of MCCB and Bryn Mawr Trust;

WHEREAS, it is anticipated that the Bank Merger would occur immediately after the transactions contemplated by the Agreement; and

WHEREAS, this Plan of Merger has been approved by the unanimous written consent of the sole shareholders of each of Bryn Mawr Trust and MCCB.

WHEREAS, this Plan of Merger must be approved by the Pennsylvania Department of Banking and Securities (“Department”), the Federal Deposit Insurance Corporation (“FDIC”) the Federal Reserve Board and the Delaware Office of the State Bank Commissioner.

NOW, THEREFORE, in consideration of the mutual promises and mutual agreements contained herein, the parties hereto agree as follows:

1. Merger. At and on the Effective Date of the Bank Merger (as defined below), MCCB shall be merged with and into Bryn Mawr Trust with Bryn Mawr Trust surviving as the Resulting Institution (the “Bank Merger”). BMBC shall be the owner, of 100% of the outstanding common stock of the Resulting Institution.

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2. Effective Date. The Bank Merger will be effective upon the filing of the Articles of Merger with the Pennsylvania Department of State or the date and time as specified in such Articles of Merger as the Effective Date of the Bank Merger, as the case may be, which shall not be earlier than the Effective Time of the Merger.

3. Articles of Incorporation. At the Effective Date, the articles of incorporation of the Resulting Institution shall be the articles of incorporation of Bryn Mawr Trust as in effect immediately prior to the Bank Merger, until thereafter amended in accordance with applicable law.

4. Name. The name of the Resulting Institution shall be The Bryn Mawr Trust Company.

5. Offices. The home office of the Resulting Institution shall be 801 Lancaster Avenue, Bryn Mawr, Pennsylvania.

6. Directors and Officers. The officers and directors of Bryn Mawr Trust immediately prior to the Effective Date shall be the officers and directors of the Resulting Institution after the Effective Date.

7. Rights and Duties of the Resulting Institution. The business of the Resulting Institution shall be that of a Pennsylvania chartered bank, as provided for in its articles of incorporation. All assets, rights interests, privileges, powers, franchises and property (real, personal and mixed) of Bryn Mawr Trust and MCCB shall be automatically transferred to and vested in the Resulting Institution by virtue of the Bank Merger without any deed or other document of transfer. The Resulting Institution without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the extent as such rights, interests and powers were held or enjoyed by Bryn Mawr Trust and MCCB, respectively. The Resulting Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Bryn Mawr Trust and MCCB, immediately prior to the Bank Merger, including, without limitation, liabilities for all deposits, debts, obligations and contracts of Bryn Mawr Trust and MCCB, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either Bryn Mawr Trust or MCCB. Deposit accounts shall be deemed issued in the name of the Resulting Institution in accordance with applicable Department and Federal Deposit Insurance Corporation regulations. All rights of creditors and other obligees and all liens on property of either Bryn Mawr Trust or MCCB shall be preserved, shall be assumed by the Resulting Institution and shall not be released or impaired. The sole shareholder of the Resulting Institution shall possess all the voting rights with respect to the shares of stock of the Resulting Institution.

8. Other Terms. All terms used in this Plan of Merger shall, unless defined herein, have the meanings set forth in the Agreement.

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9. Countersignatures. This Plan may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Signature Page Follows

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IN WITNESS WHEREOF, the parties have caused this Bank Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE BRYN MAWR TRUST COMPANY
[SEAL]
By:
Name:
Title:

By:
Name:
	Title:	Secretary

MIDCOAST COMMUNITY BANK
[SEAL]
By:
Name:
Title:

By:
Name:
Title:

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EXHIBIT C

Intentionally Omitted

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